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                                                                    Exhibit 2.1

                           BUSINESS TRANSFER AGREEMENT

         THIS BUSINESS TRANSFER AGREEMENT (the "Agreement"), dated December 20, 1998, is by and between Samsung Electronics Co., Ltd., a corporation organized under the laws of the Republic of Korea ("Seller"), and Fairchild Semiconductor Corporation, a Delaware corporation ("Buyer").

         WHEREAS, Seller is engaged in the Business (as defined) and owns the Conveyed Assets (as defined);

         WHEREAS, the parties hereto desire that Seller shall sell and transfer to Buyer and Buyer shall purchase and acquire from Seller all of the Conveyed Assets and Buyer shall assume all of the Assumed Liabilities (as defined), upon the terms and conditions set forth herein; and

         WHEREAS, the parties hereto agree that on and after the Transfer Date (as defined), the Business be operated such that any economic benefit or detriment of the ownership of the Conveyed Assets and the Assumed Liabilities (including the Transferred Employees (as defined)) inure to the account of Buyer.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and the agreements contemplated hereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I
                               CERTAIN DEFINITIONS

         As used herein, unless the context otherwise requires, the following terms (or any variant in the form thereof) have the following respective meanings. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided herein shall have such meanings when used in the Schedules hereto and each collateral document and certificate executed or required to be executed pursuant hereto or thereto or otherwise delivered, from time to time, pursuant hereto or thereto.

         "Accounts Receivable" shall mean (i) all trade accounts receivable and other rights to payment from customers of the Business and the full benefit of all security for such accounts or debts, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Business, and (ii) all other accounts or notes receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Business relating to the Business and the full benefit of all security for such accounts or notes, and
(iii) any claims, remedies and other rights related to any of the foregoing.


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         "Action" means any litigation or legal or other action, arbitration, counterclaim, investigation, proceeding, request for material information by or pursuant to the order of any Governmental Authority, or suit at law or in arbitration, equity or admiralty commenced by any Person.

         "Additional Statements" mean (i) the unaudited statements of net assets of the Business as of November 30, 1998 and September 30, 1998 and the unaudited statements of revenues and operating expenses of the Business for the twelve-month period ended November 30, 1998 and each of the nine-month periods ended September 30, 1997 and 1998, in each case, adjusted to give pro forma effect to the consummation of transactions contemplated hereby as though the Closing Date had occurred, and such transactions had been consummated, on the first day of the relevant period, including adjustments necessary to reflect on a pro forma basis, the terms of the agreements referenced in Article V hereof and (ii) the unaudited historical statements of net assets of the Business as of November 30, 1998, September 30, 1998 and September 30, 1997 and the unaudited historical statements of revenues and operating expenses of the Business for the twelve-month period ended November 30, 1998 and each of the nine-month periods ended September 30, 1998 and 1997.

          "Adverse" or "Adversely" when used in conjunction with "Affect," "Change" or "Effect" shall mean, with respect to Seller or Buyer, whichever is the obligor in the context to which such term applies, or the Business, as applicable, any related events, conditions or circumstances which individually or in the aggregate could reasonably be expected to (a) adversely affect the enforceability of this Agreement by the obligee or (b) adversely affect the assets, liabilities, properties, financial condition or results of operation of Seller or Buyer, whichever is the obligor in the context to which such term applies, or the Business, as applicable, or (c) impair the obligor's ability to fulfill its obligations under the terms of this Agreement or (d) adversely affect the aggregate rights and remedies of the obligee under this Agreement; and, with respect to clauses (a)-(d), unless otherwise specifically set forth, in a material respect or manner or to a material degree. "Materiality" as used in this definition, unless specifically stated to the contrary, shall be determined without regard to the fact that various provisions of this Agreement set forth specific dollar amounts or the basis for calculating such amounts.

         "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with, such Person, with "control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

         "Assigned Technology" means all Intellectual Property owned by Seller on the Closing Date and used primarily in connection with the Business.

         "Assumed Liabilities" means, other than Retained Liabilities, any and all of the debts, losses, liabilities, claims, damages and obligations, whether due or to become due, whether accrued, contingent or otherwise incurred by or relating to the Business on or prior to the Closing Date in the ordinary course of business, including (i) those reflected, reserved against or disclosed on the Closing Balance Sheet (as defined), arising out of Contracts not fully performed


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as of the Closing Date, or attributable to the receipt, processing and return of products in connection with customer returns or credits, (ii) those expressly designated an Assumed Liability on any Schedule hereto, (iii) all liabilities for deferred employee compensation except to the extent that the accrual for such liabilities exceeds the sum of advances to employees and deposits for deferred employee compensation by more than W4.4 billion; (iv) the liabilities expressly assumed by Buyer pursuant to the provisions hereof, (v) all liabilities for (A) Taxes, other than Income Taxes, attributable to the operation of the Business accrued as a current liability and unpaid as of the Transfer Date and (B) Income Taxes attributable to the operation of the Business (determined without regard to any gain or loss recognized by Seller on Seller's disposition of the Business) for any period following the Transfer Date, (vi) except as set forth herein, accrued wages, benefits and other entitlements owed to Employees but only to the extent they are reflected, disclosed or reserved on the Closing Balance Sheet and (vii) any liabilities or obligations of Buyer described in Section 4.2 hereof or for any other professional, financial advisory or consulting, fees and expenses incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement and the transactions contemplated hereby, including without limitation, the fees, expenses and disbursements of Buyer's counsel and accountants.

         "Balance Sheet" means the audited statement of net assets of the Business as of June 30, 1998, including the notes thereto.

         "Best Efforts" is defined to require that the obligated party make a diligent, reasonable and good faith effort to accomplish the applicable objective. Such obligation, however, does not require any significant expenditure of funds or the incurrence of any significant liability on the part of the obligated party, nor the incurrence of any expenditure or liability which is unreasonable in light of the related objective, nor does it require that the obligated party act in a manner which would otherwise be contrary to prudent business judgment or normal commercial practices in order to accomplish the objective. The fact that the objective is not actually accomplished is no indication that the obligated party did not in fact utilize its Best Efforts in attempting to accomplish the objective.

         "Bucheon Facility" means the land, building and improvements constituting the wafer fabrication facilities existing and owned or held on the date hereof by Seller at Bucheon factory, Kyungki-Do, Korea, as detailed in
Schedule I hereto.

         "Business" shall mean the business of developing, manufacturing and selling (but expressly excluding for purposes of this definition, epi assembly and final testing) the full range of MOSFETs, power transistors (including Small Signal TRS and Power TRS), diodes, motor ICs, standard linear ICs, SPS, IGBT and other power devices (except for a range of multimedia products described in the Foundry Sale Agreement (as defined) which are not transferred pursuant to this Agreement) as conducted on the Closing Date by Seller.

         "Business Product" means any MOSFET, power transistor (including Small Signal TRS and Power TRS), diode, motor IC, standard linear IC, SPS, IGBT or other power device manufactured, marketed, under design or development or sold by the Business on the Closing


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Date, or historically manufactured by the Business, or any Derivative Product derived or based upon any of the foregoing.

         "Cash" means cash, time deposits, certificates of deposit and other cash equivalents, excluding customer deposits, deposits for deferred employee compensation and restricted cash.

         "Closing" means the consummation of the transactions contemplated by
Section 2.1 hereof.

         "Closing Date" means the later of (i) the third business day after expiration or termination of all waiting periods prescribed under the HSR Act and the FTA, and (ii) the date on which the conditions set forth in Articles IX and X shall be satisfied or duly waived; provided, however, that if Seller and Buyer mutually agree on a different date, the Closing Date shall be the date upon which they have mutually agreed.

         "Code" means the Korean Tax Code, as amended, and any successor thereto.

         "Contract" means any written note, bond, mortgage, indenture, lease, contract, instrument, license, agreement, sales order, purchase order, open bid or other obligation or commitment and all rights therein.

         "Conveyed Assets" means, other than Excluded Assets, (i) all of the tangible personal property owned or held by Seller and located within the premises of the Bucheon Facility and (ii) all of the other assets, property and rights owned or held by Seller and employed for the purpose of conducting the Business, whether characterized as tangible or intangible, real, personal or mixed, fixed, contingent or otherwise, wherever such may be located, in both cases consisting of:

         (a) real property interests (including leases), land, plants, buildings, improvements and accessories set forth on Schedule II hereto;

         (b) machinery, equipment, vehicles, furniture and fixtures, leasehold improvements, supplies, repair parts, tools, plant, laboratory and office equipment and other tangible personal property, together with any rights or claims arising out of the breach of any express or implied warranty by the manufacturers or sellers of any of such assets or any component part thereof;

         (c) inventories, including raw materials, work-in-process, goods in transit and finished goods wherever located;

         (d) notes, loans and Accounts Receivable (except to the extent specified in clause (b) of the definition of "Excluded Assets"), interests as beneficiary under letters of credit, advances and performance and surety bonds;

         (e) financial, accounting and operating data and records, including books, records, electronic data, notes, sales and sales promotional data, advertising materials, credit information, cost and pricing information, customer and supplier lists, reference catalogs, payroll and personnel records and other similar information;


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         (f) Assigned Technology;

         (g) Contracts;

         (h) prepaid expenses, deposits and retentions held by third parties and Cash held for deferred employee compensation, if any;

         (i) originals (or to the extent required by applicable Laws to be retained by Seller, copies) of (A) all customer and vendor lists relating primarily to the Business; (B) all files and documents (including credit information) relating primarily to customers and vendors of the Business; and
(C) all other business, personnel and financial records, files, books and documents (whether in hard copy or computer format) relating primarily to the Business;

         (j) Licenses and the immunities granted to Buyer pursuant to Section
5.9 hereof;

         (k) claims, causes of action, choses in action, rights of recovery, rights of set-off, and rights of subrogation to the extent that such items arise out of any Conveyed Assets;

         (l) any property owned by Seller and consigned to a third-party to support assembly and test operations relating to the Business;

         (m) any assets, property or rights reflected on the Balance Sheet except inventory disposed of in the ordinary course of business prior to the Closing; and

         (n) goodwill and going concern value of the Business other than that attributable to Seller or any of its Affiliates or Seller's ownership, management and control of the Business and other than that attributable to Samsung Trademarks and trade names.

         "Copyrights" means all copyrighted works in any country, whether registered or unregistered, applications for copyright registrations and application specific software (e.g., net lists).

         "Derivative Product" means any product that (i) was derived from or based upon a Business Product or fulfills substantially the same function as a Business Product (as determined from said product's data sheet), (ii) was designed by or for the Business and (iii) involves or embodies the Assigned Technology or Samsung Licensed IP, in each case, to the extent such product does not compete, directly or indirectly, with any product of Seller or any of its Affiliates.

         "Employee" means any individual who as of the Closing Date shall be an employee of Seller who performs services primarily on behalf of the Business.

         "Employee Benefit Plan" means an employee pension benefit plan, an employee welfare benefit plan or any bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, health, cafeteria, flexible benefit, medical expense reimbursement, dependent care, stock option, stock purchase, stock appreciation rights, savings, deferred


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compensation, consulting, severance pay or termination pay, vacation pay, life insurance, welfare or other employee benefit or fringe benefit plan, program or arrangement.

         "Entity" means any Person other than a natural person.

         "Environmental Law" shall mean any applicable Law or Order as in effect at the Closing Date relating to the protection of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface land), including the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, recycling, release or disposal of, hazardous substances.

         "Environmental Liability" means the claims, liabilities and losses resulting from or relating to (a) the failure to comply with any requirement of an Environmental Law; (b) the failure to obtain or comply with any required Environmental Permit; (c) a Remediation; (d) a Release; or (e) harm or injury to any real property (other than a Remediation), to any person, to public health, or natural resource as a result of exposure to Hazardous Substances.

         "Environmental Permits" means a permit, approval, authorization, license, variance, registration or permission held by Seller pursuant to an Environmental Law.

         "Excluded Assets" means:

         (a) Cash (other than prepaid expenses and Cash held in respect of severance payments);

         (b) all intercompany receivables (other than the trade receivables and other rights to payment and any security, claims and other rights relating thereto falling within clauses (i) and (ii) of the definition of Accounts Receivable);

         (c) all losses, loss carry forwards and rights to receive refunds, credits and credit carry forwards with respect to any and all Taxes, to the extent attributable to a taxable period ending on or prior to the Closing Date, including, without limitation, interest thereon, whether or not the foregoing are derived from the Business;

         (d) the corporate books and records, stock records and corporate seal
(chop) of Seller; ledger books and all other books and records which Seller is required by applicable Law to retain;

         (e) the trademark, logo and product code of Seller;

         (f) all property and assets expressly designated in Schedule III; and

         (g) Intellectual Property not related primarily to the Business.

         "FTA" shall mean the Monopoly Regulations and Fair Trade Act of Korea and enforcement decrees and regulations issued thereunder.

         "GAAP" shall mean U.S. generally accepted accounting principles.


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         "Governmental Authorization" means any approval, concession, consent, franchise, license, permit, plan, registration or other authorization of any Governmental Authority.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any federal, state, local or foreign Entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission, or instrumentality and any tribunal or arbitral authority of competent jurisdiction, and any self-regulatory organization.

         "Hazardous Substance" means any material, substance or waste that causes any damage to property or personal injury, including death, or threat to the environment, including without limitation, those substances defined, listed, designated or classified as hazardous, toxic, radioactive, or dangerous or otherwise regulated or governed under any applicable environmental requirements, including without limitation, any petroleum product or by-product, crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable as fuel, polychlorinated biphenyls, caustic, chlorine or chlorine-based compounds.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Income Taxes" means federal, state or local income or franchise taxes or other taxes measured by income and all other taxes reported on Tax Returns which include federal, state, local or foreign income or franchise taxes or other taxes measured by income, together with any interest or penalties imposed with respect thereto.

         "Intellectual Property" means Patents, Invention Disclosures, Trademarks, Mask Works, Copyrights and Know-How.

         "Invention Disclosures" means unfiled invention disclosures.

         "Know-How" means know-how, technology, processes, methods, manufacturing procedures, trade secrets, technical information, information related to packaging designs, product designs and products in development, information related to software source code, documentation therefor, notebooks and drawings, and information contained in Invention Disclosures and pending applications that are not Patents.

         "Knowledge" (including the term "to the knowledge of') means, with respect to (i) the Seller, the actual knowledge of the president, any vice president or the chief financial officer of Seller or the Persons named on
Schedule IV hereto, including Messrs. D.J. Kim, S. Kim, S.W. Shin and Y.I. Choi, and (ii) any other Entity, the actual knowledge of the executive officers of such Entity, in case of either clause (i) or (ii), after reasonable investigation (other than with respect to environmental matters and intellectual property matters, as to which no separate investigation beyond normal inquiry of employees has been made).

         "Korea" means the Republic of Korea.


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         "Korean GAAP" means generally accepted accounting principles in effect in Korea.

         "Laws" means statutes, regulations, ordinances, rules and other laws promulgated by a Governmental Authority.

         "Licenses" means permits, registrations, approvals, franchises or other authorizations including without limitation authorizations with respect to patents, patent applications, trademarks, service marks, trade names, copyrights, computer software programs, technology, trade secrets and know-how, and means, when used as a verb, the act of granting a License.

         "Libor Rate" means the U.S. Dollar rate (rounded upward to the nearest one-sixteenth of one percent (1/16%) listed on Telerate page 3750 (i.e., the Libor page) of the Bridge Information Systems service titled British Banker Association Interest Settlement Rates for a designated maturity of one (1) month determined as of 11:00 a.m., London time, on the second (2nd) full Eurodollar business day next preceding the first day of each month with respect to which interest is payable hereunder (unless such date is not a business day in which event, the next succeeding Eurodollar business day which is also a business day will be used).

         "Lien" means an adverse claim, restriction on voting or transfer or pledge, lien, mortgage, hypothecation, collateral assignment, charge, encumbrance, easement, covenant, restriction, title defect, encroachment or security interest of any kind.

         "Mask Works" means all mask works of any country, whether registered or unregistered and applications for mask work registration.

         "Orders" means judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, arbitrator or other tribunal) and whether imposed or entered by consent.

         "Patents" means patents, patent applications, and industrial design registrations, together with any continuations, continuations-in-part or divisional applications thereof, and all patents issuing thereon (including reissues, renewals and reexaminations of the foregoing).

         "Permitted Liens" means any Liens (i) for Taxes attributable to any taxable period beginning on or prior to the Closing Date and not yet due or payable or being contested in good faith and for which appropriate reserves have been established on the Closing Balance Sheet, (ii) that are not material and constitute mechanics', carriers', workers' or like liens incurred in the ordinary course of business, or (iii) utility easements, encroachments and other imperfections in title that individually or in the aggregate do not Adversely Affect the use or value of the property.

         "Person" means a natural person, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.


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          "Purchase Price" means, subject to Section 5.4(d)(vi) and Section
5.26, Four Hundred Fifty-Five Million Dollars ($455,000,000), plus any applicable VAT, representing the aggregate consideration to be paid by Buyer on the Closing Date pursuant hereto, before giving effect to any adjustments pursuant to Sections 2.4 and 5.26 hereof; provided, however, that to the extent required by applicable law, the portion of the Purchase Price (which would otherwise be payable in U.S. dollars) relating to goodwill shall be payable in Korean Won in an amount determined at an exchange rate equal to the midrate quoted by the Korea Exchange Bank at the time of payment; provided, further, that Seller acknowledges and agrees that it is Buyer's intention that a Korean subsidiary of Buyer will acquire the Conveyed Assets and assume the Assumed Liabilities and pay the Purchase Price hereunder.

         "Remediation" means any investigation, clean-up or other response action in connection with the presence or Release of Hazardous Substances.

         "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

         "Retained Liabilities" means any and all of the debts, losses, liabilities, claims, damages and obligations, whether due or to become due, whether accrued, contingent or otherwise, incurred by or relating to the Business on or prior to the Closing Date other than in the ordinary course of business, including:

                  (i) contingent liabilities not disclosed in any Schedule hereto or in the Balance Sheet;

                  (ii) all liabilities and obligations arising out of, resulting from or relating to claims, whether founded upon negligence, strict liability in tort or other similar legal theory, seeking compensation or recovery for or relating to injury to person or damage to property arising out of the conduct of the Business;

                  (iii) product warranty claims other than for repair or replacement of or credit for customers with respect to the Business;

                  (iv) liabilities with respect to Excluded Assets;

                  (v) the liabilities expressly retained by Seller pursuant to the provisions hereof, including liabilities for Taxes retained by Seller under
Article VII or expressly designated as Retained Liabilities on Schedule V hereto;

                  (vi) liabilities relating to retention payments to Employees, agreed to be paid on or prior to the Closing Date;

                  (vii) any intercompany loans account;

                  (viii) all Employee liabilities to the extent relating to the period prior to the Closing Date other than (A) accrued wages, benefits and entitlements owed to Employees and


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(B) liabilities for Unfunded Severance Liabilities in respect of Employees in an amount not to exceed W4.4 billion;

                  (ix) liabilities arising from any claim or allegation first arising prior to the Closing Date, including, without limitation, claims existing on the date hereof with International Rectifier, Northern Telecom, SGS Thompson and Rohm;

                  (x) capitalized lease obligations; and

                  (xi) any liabilities or obligations of Seller described in
Section 3.13 hereof or for any other professional, financial advisory or consulting fees and expenses incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement and the transactions contemplated hereby, including without limitation, the fees, expenses and disbursements of Seller's counsel and accountants (including accountants' fees, expenses and disbursements in connection with the preparation of the Financial Statements, but excluding the fees and expenses contained in the proviso in
Section 13.4).

         "Samsung Licensed IP" has the meaning set forth in Section 3.5(b).

         "Schedule" means any Schedule hereto.

         "Seller Benefit Plans" shall mean each Employee Benefit Plan maintained or contributed to by Seller for the benefit of any Employees other than plans, programs or arrangements required to be maintained or contributed to by the Laws of Korea or any other relevant jurisdiction.

         "Tax" or "Taxes" shall mean all taxes, charges, duties, fees, levies or other assessments, including income, corporation, excise, property, sales, value added, gross receipts, profits, gains, license, withholding (with respect to compensation or otherwise), payroll, employment, unemployment, disability, wealth, welfare, net worth, capital gains, purchase, transfer, stamp, registration, social security, environmental, occupation, franchise, alternative minimum, estimated or other similar taxes, imposed by any Governmental Authority, and including any interest, penalties and additions attributable thereto.

         "Tax Claim" shall have the meaning set forth in Section 7.6(a).

         "Tax Return" or "Tax Returns" shall mean any return, report, declaration, information return, statement or other document filed or required to be filed with any Governmental Authority, in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

         "Third-Party Claim" means any Action by or before any Governmental Authority asserted by a Person other than any party hereto or their respective Affiliates which gives rise to a right of indemnification hereunder.


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         "Third-Party Licensed IP" means the Intellectual Property which has been previously licensed to Seller by third parties in connection with the Business pursuant to license agreements which are in force as of the Closing Date; provided, however, that Third-Party Licensed IP does not include commercial off-the-shelf software which is used by Seller pursuant to company-wide agreements.

         "Trademarks" means registered and unregistered trademarks, service marks, trade names, and applications for any of the foregoing.

         "Transfer Date" means 11:59 p.m. (Seoul time) on December 31, 1998.

         "Transferring Employee" means an Employee who shall accept an offer of employment from Buyer, whether or not such Employee works for Buyer or any of its Affiliates at least one day.

         "Unfunded Severance Liability" means deferred employee compensation liability less deposits for deferred employee compensation less advances to employees, in each case, as reflected on the Closing Balance Sheet.

         "Working Capital of the Business" shall mean the current assets (except for prepaid expenses relating to Intellectual Property Licenses which are not used in connection with the Business) less the current liabilities (except for accrued expenses relating to Intellectual Property Licenses which are not used in connection with the Business) of the Business, determined in accordance with GAAP on a basis consistent with the preparation of the Balance Sheet provided that there shall be excluded from such determination the Excluded Assets and the Retained Liabilities.

                                   ARTICLE II
                           PURCHASE AND SALE; CLOSING

         Section 2.1 PURCHASE AND SALE. Upon the terms and conditions set forth herein, at the Closing, Seller shall sell, convey, assign and transfer to Buyer and Buyer shall purchase, acquire and accept from Seller, free and clear of all Liens, other than Permitted Liens, the Conveyed Assets and Buyer shall assume the Assumed Liabilities (the payment of the Purchase Price and the assumption of the Assumed Liabilities collectively referred to as the "Consideration").

         Section 2.2 CLOSING DOCUMENTS. At the Closing:

         (a) Seller will deliver or cause to be delivered to Buyer the instruments and documents set forth in Exhibit A.

         (b) Buyer shall pay by wire transfer the Purchase Price in immediately available funds to the account specified by Seller and assume the Assumed Liabilities and deliver or cause to be delivered to Seller the instruments and documents set forth in Exhibit B; and

         (c) Seller and Buyer shall deliver the certificates and other documents required to be delivered under Articles IX and X hereof (together, with the other documents specified in Sections 2.2(a) and 2.2(b) hereof, the "Closing Documents").


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

         Section 2.3 TIME AND PLACE OF CLOSING. The Closing shall take place on the Closing Date at 10:00 a.m., local time, at the offices of Seller in Seoul, Korea, or such other place or time as the parties may agree.

         Section 2.4 PURCHASE PRICE ADJUSTMENT.

         (a) Within thirty (30) days after the Closing Date, Seller shall deliver to Buyer a balance sheet of the Business as of the Transfer Date (the "Closing Balance Sheet"), including a statement of the Working Capital of the Business as of the Transfer Date (the "Working Capital Statement"). The Closing Balance Sheet and Working Capital Statement shall be audited in accordance with GAAP, the cost and expense of which shall be borne by Buyer; provided that Seller shall have first prepared, at its cost and expense, an audited balance sheet as of the Transfer Date and a statement of Working Capital of the Business as of the Transfer Date prepared in accordance with Korean GAAP; provided, however, that such costs and expenses to be borne by Seller shall not be treated as expenses of the Business for purposes of the net income before Income Tax calculations to be made pursuant to Section 5.26 hereunder. The Closing Balance Sheet shall fairly present the financial position of the Business and shall be prepared using the same accounting methods, policies, practices and procedures with consistent classifications, judgments, and valuation and estimation methodologies as used in the calculation of such items on the Balance Sheet except that (i) reserves shall not be reduced for reasons other than in respect of cash payments since the date of the Balance Sheet and (ii) for purposes of the Working Capital Statement, current assets shall be increased by an amount equal to the reduction in Loans to Employees during the period between June 30, 1998 and the Transfer Date, to the extent such reduction resulted in a decrease during such period in current assets and a corresponding decrease during such period in long-term liabilities that are Assumed Liabilities related to employee severance payments. Buyer shall provide Seller with access to the books, records, and personnel of the Business necessary for Seller to prepare the Closing Balance Sheet and Working Capital Statement.

         (b) Buyer may dispute the amounts reflected on the line items of the Closing Balance Sheet and Working Capital Statement (a "Disputed Item"), but only on the basis that (i) an entry is based on facts or occurrences arising solely between June 30, 1998 and the date of the Closing Balance Sheet and Working Capital Statement, and (ii) a Disputed Item does not reflect, or has not been made in a manner consistent with, the provisions of this Agreement; provided, however, that Buyer shall notify Seller in writing of each Disputed Item, and specify the amount thereof in dispute and the basis therefor, within forty (40) days after receipt of the Closing Balance Sheet and Working Capital Statement. The failure by Buyer to provide a notice of Disputed Items to Seller within such forty (40) day period will constitute Buyer's acceptance of all the items in the Closing Balance Sheet and Working Capital Statement.

         (c) If a notice of Disputed Items shall be timely delivered pursuant to subclause (b) above, Seller and Buyer shall, during the thirty (30) Business Days following the date of such delivery (the "Resolution Period"), negotiate in good faith to resolve the Disputed Items. If, during such Resolution Period, the parties are unable to reach agreement, Seller and Buyer shall refer all unresolved Disputed Items to Arthur Andersen LLP or such other independent accounting firm as Seller and Buyer shall mutually agree upon (the "Independent Accountant"). The Independent Accountant shall make a determination, acting as an expert and not as an arbitrator, with respect to each unresolved Disputed Item within forty-five (45) days after its engagement by Seller and Buyer to resolve such Disputed Items which determination shall be made in accordance with the rules set forth in this
Section 2.4. The Independent Accountant shall deliver to Seller and Buyer, within such forty-five (45) day period, a report setting forth its adjustments, if any, to the Closing Balance Sheet or Working Capital Statement and the calculations supporting such adjustments. Such report shall be final, binding on the parties and conclusive. Seller and Buyer shall each pay one-half of all the costs incurred in connection with the engagement of the Independent Accountant. As used herein, "Closing Working Capital" shall mean (i) if no notice of Disputed Items is delivered by Buyer within the period provided in subclause (b) above, the Working Capital of the Business as shown in the Working Capital Statement as prepared by Seller, or (ii) if such a notice of Disputed Items is delivered by Buyer, either (x) the Working Capital of the Business as agreed to in writing by Seller and Buyer, or (y) the Working Capital of the Business as shown in the Independent Accountant's calculation delivered pursuant to this subclause (c).

         (d) If the Closing Working Capital is less than the Working Capital of the Business as set forth on the Balance Sheet, then Seller shall, within ten
(10) days after the determination of the Closing Working Capital, pay to Buyer, by wire transfer of immediately available funds in accordance with written instructions given to Seller by Buyer, the amount of such shortfall in U.S. dollars, together with interest on such amount from the Closing Date to the date of such payment at a rate equal to the Libor Rate plus 200 basis points. If the Closing Working Capital is greater than the Working Capital of the Business as set forth on the Balance Sheet, then Buyer shall, within ten (10) days after the determination of the Closing Working Capital, pay to Seller, by wire transfer of immediately available funds in accordance with written instructions given by Seller to Buyer, the amount of such excess in U.S. dollars, plus any applicable VAT, together with interest on such amount from the Closing Date to the date of such payment at a rate equal to the Libor Rate plus 200 basis points.

         Section 2.5 ALLOCATION OF THE CONSIDERATION. Seller and Buyer covenant to use their respective Best Efforts to, on or prior to the Closing Date, agree on the allocation of the Consideration to be set forth in Schedule 2.5, subject to such adjustment as Seller and Buyer may agree to reflect any adjustment to the Purchase Price pursuant to Section 2.4. If Seller and Buyer fail to reach agreement on the adjustment of the allocation of the Consideration (as adjusted) within thirty (30) days after the date of any payment pursuant to Section 2.4(d), the allocation of Consideration (as adjusted) shall be adjusted pro rata for each category of assets reflected in Schedule 2.5 (the allocation of the Consideration, as so adjusted, is hereinafter referred to as the "Allocation"). Seller, on the one hand, and Buyer, on the other, shall (i) be bound by any Allocation for purposes of determining any Taxes, (ii) prepare and file its Tax Returns on a basis consistent with any Allocation, and (iii) take no position inconsistent with any Allocation on any applicable Tax Return or in any Action before any Governmental Authority or otherwise. In the event that the Allocation is disputed by any Governmental Authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning resolution of the dispute. Seller and Buyer acknowledge that the Allocation will be prepared at arm's length based upon a good faith estimate of fair market values.

         Section 2.6 NONASSIGNABLE CONTRACTS. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, contractual obligation, Governmental Authorization, lease, commitment, sales, service or purchase order, or any claim, right or benefit arising thereunder or resulting therefrom, if the transfer of the Conveyed Assets to Buyer would be deemed an attempted assignment thereof without the required consent of a third-party thereto and would constitute a breach thereof or in any way affect the rights of Seller or Buyer thereunder. If such consent is not obtained, or if the transfer of the Conveyed Assets to Buyer would affect the rights of Buyer thereunder so that Buyer would not in fact receive the benefit of all such rights, Seller shall use its best efforts to cooperate with Buyer in any arrangement designed to provide for the benefits thereof to Buyer, including subcontracting, sublicensing or subleasing to Buyer or enforcement for the benefit of Buyer of any and all rights of Seller against a third-party thereto arising out of the breach or cancellation by such third-party or otherwise; and any assumption by Buyer of obligations thereunder whether by operation of Law or in connection with the transfer of the Conveyed Assets to Buyer which shall require the consent or approval of any third-party shall be made subject to such consent or approval being obtained.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Buyer as follows:

         Section 3.1 INCORPORATION; AUTHORIZATION; CAPITALIZATION; ETC.

         (a) Seller is duly organized and validly existing under the laws of Korea and is in good standing and qualified (with all requisite power and authority) to transact business in each jurisdiction in which the nature of property owned or leased by it in the conduct of the Business requires it to be so qualified, except where the failure to be in good standing or to be duly qualified to transact business, would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect on the Business.

         (b) Seller has all requisite power and authority to own the Conveyed Assets, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Seller has all requisite power and authority to carry on the Business as it is now being conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Seller. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any provision of Seller's certificate of incorporation or bylaws, (ii) except as disclosed in Schedule 3.1(b) hereto, violate or conflict with any provision of, or be an event that is (or with the passage of time will result in) a violation of or conflict with, or result in the acceleration of or entitle any Person to accelerate or cancel (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any Lien upon any of the Conveyed Assets, pursuant to any Contract or Order to which Seller is a party or by which Seller is bound or (iii) except as listed on
Schedule 3.1(b), violate or conflict with any other material restriction of any kind or character to which Seller is subject, that, in the case of clauses (ii) or (iii), would, individually or in the aggregate, reasonably be expected to Adversely Affect the Business. This Agreement has been duly executed and delivered by Seller and, assuming the due execution hereof by Buyer, this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms.

         Section 3.2 FINANCIAL STATEMENTS. Attached hereto as Schedule 3.2 are true and complete copies of the audited statements of net assets of the Business as of December 31, 1996 and 1997 and June 30, 1998 and the statements of revenues and operating expenses of the Business for the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1998 (collectively, the "Financial Statements"). As of the respective dates thereof, the Financial Statements fairly present in all material respects the financial position and results of operations of the Business in accordance with GAAP.

         Section 3.3 UNDISCLOSED LIABILITIES. Except for the Assumed Liabilities, the Business has no liabilities or obligations that would reasonably be expected to have an Adverse Effect on the Business.

         Section 3.4 PROPERTIES; SUFFICIENCY OF ASSETS.

         (a) With the exception of properties disposed of in the ordinary course of business since the date of the Balance Sheet, Seller has (or will have prior to the Closing Date) and upon consummation of the transactions contemplated hereby, Buyer will have, good and marketable title to, all real and tangible personal property constituting Conveyed Assets, free and clear of all Liens except Permitted Liens.

         (b) Except for (i) the Excluded Assets, (ii) assets disposed of by Seller prior to the date of the Balance Sheet, (iii) assets disposed of in the ordinary course of business since the date of the Balance Sheet and (iv) Intellectual Property not constituting Conveyed Assets, the Conveyed Assets constitute or will constitute as of the Closing Date all of the assets used or employed for the purpose of conducting the Business.

         (c) Except as set forth in Schedule 3.4(c), the Conveyed Assets do not include any ownership interest in a corporation or partnership (or other entity treated as a corporation or partnership for U.S. income tax purposes) or in any debt or equity security of any other person or entity.

         (d) The Conveyed Assets have been or are currently in use in connection with the Business.

         (e) On the Closing Date, all of the real property (whether leased or owned) included in the Conveyed Assets (the "Real Property") will be free and clear of any and all encumbrances of record or not of record which either individually or in the aggregate, could prohibit or materially adversely interfere with Buyer's use of such property except for Permitted Liens. No material default or breach exists under any of the covenants, conditions, restrictions, rights-of-way or easements, if any, affecting all or any portion of the Real Property.

         (f) Except as set forth in Schedule 3.4(f), the current zoning and other similar regulations applicable to the Real Property permits the operator of such property to use such property for the Buyer's intended use thereof in all material respects, provided that such use is substantially similar to Seller's use thereof. Except as set forth in Schedule 3.4(f), Seller has not made any application for a rezoning of any Real Property. To Seller's knowledge, there is no proposed or pending change to any zoning regulations materially affecting any of the Real Properties.

         (g) Except as set forth in Schedule 3.4(g), all utilities, including without limitation, potable water, sewer, gas, electric, telephone, and other public utilities and all storm water drainage required by law or necessary for the operation of the Real Property, (i) either enter such properties through open public streets adjoining them, or, if they pass through adjoining private land, do so in accordance with valid public or private easements or rights of way which will inure to the benefit of Buyer the failure of which would not, individually or in the aggregate, have an Adverse Effect, (ii) are installed, connected, operating and adequate, in all material respects, for the operation of the Business as it has been previously conducted by Seller, with all installation and connection charges paid in full, including, without limitation, connection and the right to discharge sanitary waste into the collector system of the appropriate sewer utility, and (iii) are adequate (in both quality and quantity) to service, in all material respects, the Real Properties for their respective use in the Business as presently conducted thereon;

         (h) Each Real Property is located along one or more dedicated public streets or has access thereto and all curb-cut and street-opening permits or licenses required for vehicular access to and from such properties to any adjoining public street or to any parking spaces utilized in connection with them have been obtained and paid for, are in full force and effect and shall inure to the benefit of Buyer, in each case, the failure of which would not, individually or in the aggregate, have an Adverse Effect.

         (i) The improvements located on the Real Property, including the roof, structure, soil, elevators, walls, heating, ventilation, air conditioning, plumbing, electrical, drainage, fire alarm, communications, security and exhaust systems and their component parts, or other improvements on or forming a part of such properties, are adequate in all material respects for the operation of the Business as it has been previously conducted by Seller. Seller has not received any notification of and there are no outstanding or incomplete work orders in respect of any of the buildings, improvements or other structures constructed on the Real Properties or of any current non-compliance with applicable statutes and regulations or building and zoning laws and regulations which, individually or in the aggregate, would have an Adverse Effect.

         Section 3.5 INTELLECTUAL PROPERTY.

         (a) Schedule 3.5(a) hereto contains a complete and correct list (subject to Section 3.5(f)), as of the date hereof, of all Patents, registrations of Trademarks, registrations of Copyrights and registrations of Mask Works and applications for any of the foregoing primarily used in connection with the Business, which are owned by Seller and which, in each case, are included among the Assigned Technology, specifying as to each item, as applicable, (i) the jurisdiction in which the item is issued or registered, including the respective issuance or registration number and (ii) the filing date and, in the case of issued patents, the expiration date. All such Patents, registrations of Trademarks, registrations of Copyrights and registrations of Mask Works included in Schedule 3.5(a) hereto are in full force, all maintenance fees thereon due prior to thirty (30) days after the Closing Date have been paid or will be paid by the Closing Date, and to Seller's knowledge, as of the date hereof, none of such Patents, Trademarks,

Copyrights or Mask Works is subject to any cancellation or reexamination proceeding or any other actual or threatened proceeding challenging its scope or validity.

         (b) Schedule 3.5(b) hereto contains a complete and correct list as of the date hereof (subject to Section 3.5(g)), of all Patents, registrations of Copyrights and registrations of Mask Works and applications for any of the foregoing used in connection with the Business, which are Licensed by an Affiliate of Seller to Seller or owned by Seller and not set forth on Schedule 3.5(a) (the "Samsung Licensed IP"), specifying as to each item, as applicable,
(i) the jurisdiction in which the item is issued or registered, including the respective issuance or registration number and (ii) the filing date and, in the case of issued patents, the expiration date.

         (c) Schedule 3.5(c) contains a complete and correct list as of the date hereof (subject to Section 3.5(h)), of all Licenses to Third-Party Licensed IP.

         (d) Except as otherwise disclosed on Schedule 3.5(d) hereto, (i) Seller is the owner of all right, title and interest in, and has the right to bring actions for the infringement of all Assigned Technology free and clear of all Liens, and (ii) to Seller's knowledge, no notice of actual, potential or alleged infringement has been received by it as of the date hereof, nor to Seller's knowledge, do any actual, potential or alleged claims of infringement of the Intellectual Property rights of any third parties exist based upon the current or past use by the Business of the Assigned Technology, Samsung Licensed IP or the Third-Party Licensed IP. Seller has not made any current claim that a third-party has violated or infringed any of the Assigned Technology, or with respect to the operations of the Business, the Samsung Licensed IP or the Third-Party Licensed IP.

         (e) Except for commercial, off-the-shelf software which is used by Seller pursuant to company wide license agreements and company wide support Intellectual Property (which shall be provided to Buyer in the manner set forth in the Intellectual Property Assignment and License Agreement), and except as set forth in Schedule 3.5(e), there is no other Intellectual Property which either is owned by Seller or an Affiliate of Seller and used by the Business, or which is licensed to Seller in connection with the Business other than Assigned Technology, Samsung Licensed IP and Third-Party Licensed IP, provided that Buyer acknowledges the possibility that certain Intellectual Property may have been omitted from Schedules 3.5(a)-(c), which omissions will be remedied in accordance with Sections 3.5(f)-(h).

         (f) To the extent that there is any Intellectual Property owned by Seller which prior to the Closing Date was used primarily by the Business which was omitted from the Intellectual Property assigned to Buyer pursuant to the Intellectual Property Assignment and License Agreement, and Seller becomes aware of that omission within two years from the Closing Date, or Buyer brings that Intellectual Property to the attention of Seller within two years from the Closing Date, Seller will assign such Intellectual Property to Buyer.

         (g) To the extent that prior to the Closing Date there was any Intellectual Property (other than Trademarks not included in the Assigned Technology) owned by Seller which prior to the Closing Date was used in connection with the Business which was omitted from the Intellectual Property Assignment and License Agreement, and Seller becomes aware of that omission within two years from the Closing Date, or Buyer brings such Intellectual Property to the attention of Seller within two years from the Closing Date, Seller will add or use its Best Efforts to cause its Affiliates to add, as the case may be, such Intellectual Property to the Samsung Licensed IP and license it to Buyer in accordance with the terms of the License identified in Section 5.14 that then apply.

         (h) To the extent that prior to Closing there is any license under Third-Party Licensed IP which was omitted from Schedule 3.5(c) and Seller becomes aware of that omission within two years from the Closing Date, or Buyer brings such license to the attention of Seller within two years from the Closing Date, Seller shall, subject to the consent of the licensor (if required), transfer its rights under such license to Buyer.

         Section 3.6 ABSENCE OF CERTAIN CHANGES. Except as disclosed herein or in the Schedules hereto, the Business has been conducted in all material respects only in the ordinary course and since June 30, 1998, there has been:

         (a) no change (or series of changes) in the business, financial condition or results of operations of the Business, other than changes arising in the ordinary course of business, which changes, individually or in the aggregate, have had or reasonably would be expected to have an Adverse Effect, except for any change resulting from general economic, market or industry conditions;

         (b) no physical damage, destruction or loss that would reasonably be expected to have an Adverse Effect on the Business;

         (c) no material strike, walkout, labor trouble or any other similar event with respect to the Business;

         (d) with respect to Transferring Employees, no increase in the salaries or other compensation or benefits payable or to become payable to such employees and no advance (excluding advances for ordinary business expenses) or loan to, any officer or employee of the Business except in the ordinary course of business and consistent with past practice;

         (e) no surrender by the Business of any material right and no cancellation or waiver of any debts or claims of substantial value except in the ordinary course of business;

         (f) no sale, transfer or other disposition of any Conveyed Assets, except in the ordinary course of business;

         (g) no change of which Seller has been notified in its relations with any customers accounting for five percent or more of the annual sales of the Business;

         (h) no Adverse Change with respect to the Business of which Seller has been notified in its relations with Employees or with any sole source supplier; and

         (i) no material change in the accounting practices of Seller with respect to the Business.

         Section 3.7 LITIGATION; ORDERS. Except as disclosed in Schedule 3.7 hereto, there are no Actions pending, or to Seller's knowledge, threatened against it that would, individually or in the aggregate, reasonably be expected to have an Adverse Effect on the Business. Except as disclosed in Schedule 3.7 hereto, as of the date hereof, there are no Orders against Seller or the Conveyed Assets that would, individually or in the aggregate, reasonably be expected to have an Adverse Effect on the Business. Except as disclosed in
Schedule 3.7 hereto, to Seller's knowledge, there are no events or conditions which would reasonably be expected to result in an Action against it that would, individually or in the aggregate, reasonably be expected to have an Adverse Effect on the Business.

         Section 3.8 LICENSES, APPROVALS, OTHER AUTHORIZATIONS, CONSENTS, REPORTS, ETC. Except as disclosed on Schedule 3.8 hereto and except as provided herein, Seller has (or will have prior to the Closing Date) and upon consummation of the transactions contemplated hereby, Buyer will have, all Licenses relating to the Business (except as relates to Licenses under Environmental Laws) that are required to permit Buyer to carry on the Business as it is presently conducted, except where the failure to have such Licenses would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect on the Business. All such Licenses are in full force and effect, and Seller is in compliance with the terms of such Licenses, except where the failure of such Licenses to be in full force and effect, or of the Seller to be in compliance with such Licenses would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect on the Business, provided that all representations and warranties with respect to Intellectual Property Licenses are set forth in Section 3.5.

         Section 3.9 LABOR MATTERS. To the knowledge of Seller, as of the date hereof, the relations of Seller with the Transferring Employees are proper for the conduct of the Business in the ordinary course. Schedule 3.9(i) hereto sets forth, as of the date hereof, a list of all agreements with labor unions or associations representing employees of Seller. No material work stoppage against Seller is pending or, to Seller's knowledge, threatened. Seller is not involved in or, to Seller's knowledge, threatened with, any labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the Transferring Employees (excluding routine workers' compensation claims) that would, individually or in the aggregate, reasonably be expected to have an Adverse Effect on the Business. Schedule 3.9(ii) hereto sets forth all Employees.

         Section 3.10 COMPLIANCE WITH LAWS. Except as set forth on Schedule 3.10(i) hereto, the conduct of the Business by Seller complies with all Laws and Orders applicable thereto, except for violations or failures so to comply, if any, that would not reasonably be expected to have an Adverse Effect on the Business. This Section 3.10 does not relate to employee benefits matters (for which Section 3.11 is applicable), Tax matters (for which Section 3.16 is applicable) or environmental matters (for which Section 3.15 is applicable).
Schedule 3.10(ii) hereto and the Licenses listed on other Schedules hereto list all material Licenses issued by any Governmental Authority.

         Section 3.11 EMPLOYEE BENEFITS.

         (a) Set forth on Schedule 3.11 is a list of each Seller Benefit Plan in effect as of the date of this Agreement.

         (b) As applicable with respect to each Seller Benefit Plan, Seller has made or will make available to Buyer, copies of (i) each Seller Benefit Plan, including all amendments thereto, and (ii) the current summary plan description and each summary of material modifications thereto.

         (c) Each Seller Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable Law, except where such noncompliance would not have an Adverse Effect on the Business.

         Section 3.12 MATERIAL CONTRACTS. Except as set forth on Schedule 3.12 hereto, with respect to the Business, Seller is not a party to any (a) employment agreement requiring payments of base compensation in excess of $100,000 per year or consulting agreement requiring payments in excess of $25,000 per year, (b) distributor or manufacturer's representative Contract which is not terminable on four months' (or less) notice, (c) joint venture or similar Contract or any Contract containing "non-compete" or similar restrictions on the business activities of Seller except for foundry agreements, buy-sell agreements and customer agreements entered into in the ordinary course of business, (d) Contract (other than Samsung Licensed IP and Third-Party Licensed IP) that is material to the Business that terminates or is terminable or that requires the consent, authorization, approval or waiver thereof by the other party thereto upon consummation of the transactions contemplated by this Agreement, (e) note, mortgage, indenture, other obligation, agreement or other instrument for or relating to any lending or borrowing relating to any Conveyed Asset, (f) Contract for the purchase by Seller of goods and/or services involving an estimated total future payment or payments in excess of $100,000,
(g) Contract for the sale by Seller of goods and/or services involving total future payments in excess of $100,000 (all of which Contracts represent more than ninety percent (90%) of the backlog of the Business as of the stated date) or (h) other Contract entered into other than in the ordinary course of business, involving a total future payment in excess of $100,000 and, with respect to all such Contracts, except as set forth on Schedule 3.12 hereto, each is in full force and effect and Seller is not, and to Seller's knowledge, no other party to any such Contract is in breach thereof or default thereunder, and there does not exist under any provision thereof, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default, except for breaches, defaults and events as to which requisite waivers or consents have been or are obtained or which failures to be in full force and effect, and breaches, defaults and events which would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect on the Business. Except as set forth on Schedule 3.12 hereof, Seller is not obligated under any Contract in connection with the Business to any Affiliate of Seller.

         Section 3.13 BROKERS, FINDERS, ETC. Seller has not employed, and is not subject to any valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or commission in connection therewith.

         Section 3.14 NO IMPLIED REPRESENTATION. Notwithstanding anything contained in this Article III or any other provision of this Agreement, it is the explicit intent of each party hereto that Seller is making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranty or representation as to condition, merchantability, or suitability as to any of the Conveyed Assets and it is understood that Buyer takes the Business and the Conveyed Assets without recourse to Seller as to claims based on any inadequacy of condition, impaired merchantability or lack of suitability. It is understood that any cost estimates, projections or other predictions contained or referred to in the offering materials that have been provided to Buyer are not and shall not be deemed to be representations or warranties of Seller.

         Section 3.15 ENVIRONMENTAL MATTERS. Except as set forth in Schedule
3.15:

         (a) the Bucheon Facility (i) is in compliance with all applicable Environmental Laws and/or Environmental Permits, and (ii) the Bucheon Facility is not undertaking, nor has Seller received notice that it is subject to, Remediation or enforcement action under any applicable Environmental Laws and/or Environmental Permits, except for such non-compliance, Remediation or enforcement actions that would not have an Adverse Effect on the Business;

         (b) the Business has obtained all Environmental Permits required under all applicable Environmental Laws in relation to the Bucheon Facility, except for such failures as would not have an Adverse Effect on the Business; and

         (c) no claims have been made or threatened that would reasonably be expected to result in Environmental Liability arising from, or as a result of,
(i) on-site exposures to hazardous substances at the Bucheon Facility; (ii) Releases of Hazardous Substances at or from the Bucheon Facility; (iii) off-site treatment, storage or disposal of Hazardous Substances from the Bucheon Facility; (iv) the handling of products by employees of others or by the Release of products into the environment as a result of treatment, storage or disposal from the Bucheon Facility; or (v) noncompliance with any Environmental Law at the Bucheon Facility.

         Section 3.16 TAX MATTERS.

         (a) Seller has (i) timely filed all Tax Returns required to be filed by it, (ii) paid all Taxes shown to have become due pursuant to such Tax Returns and (iii) paid all other Taxes for which a notice of assessment or demand for payment has been received. All Tax Returns are true, correct and complete; have been prepared in accordance with all applicable laws and requirements; and accurately reflect the taxable income (or other measure of tax) of Seller. The accruals for Taxes, other than Income Taxes, contained in the Closing Balance Sheet will be adequate to cover all liabilities for Taxes, other than Income Taxes, of Seller for all periods ending on or before the Closing Date in accordance with GAAP, and nothing has occurred subsequent to such dates to make any of such accruals inadequate. All Taxes, other than Income Taxes, of Seller for periods after June 30, 1998 through the Closing Date have been paid or are adequately reserved against on the books of Seller. Seller has timely filed all information returns or reports that are required to be filed and has accurately reported all information required to be included on such returns or reports.

         (b) Except as disclosed on Schedule 3.16 hereto, there are no proposed assessments of Taxes against Seller, no proposed adjustments to any Tax Return pending against Seller and no proposed adjustments to the manner in which any Tax of Seller is determined. Except as disclosed on Schedule 3.16 hereto, each Tax Return of Seller has been audited by the relevant authorities (and all deficiencies or proposed deficiencies resulting from such audits have been paid or are adequately provided for in the Financial Statements), or the statute of limitations with respect to each Tax Return or Tax payment has expired, and no Tax Return is under examination by any taxing authority. No claim has been made by a taxing authority in a jurisdiction where Seller does not pay Taxes or file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

         (c) Except as disclosed on Schedule 3.16 hereto, Seller has never (i) executed a waiver or consent extending any statute of limitation for any Tax liability that remains outstanding, (ii) joined in or been required to join in filing a consolidated or combined federal, state or local income Tax Return,
(iii) been the subject of a Tax ruling that will have continuing adverse effect following the Closing, (iv) been the subject of a closing agreement with any taxing authority that will have continuing adverse effect following the Closing, or (v) granted a power of attorney with respect to any Tax matter that has continuing adverse effect.

         Section 3.17 LICENSES, APPROVALS, OTHER AUTHORIZATIONS, CONSENTS, REPORTS, ETC. Other than the HSR Act and the FTA, no filing with, notice to or authorization, consent or approval of, any Governmental Authority is required to be made, filed, given or obtained by Seller or any of its Affiliates, in connection with the consummation of the transactions contemplated hereby except for (i) those that become applicable solely as a result of the specific regulatory status of Buyer, or (ii) the failure to make, file, give or obtain which would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect on the Business or Seller and its subsidiaries, taken as a whole.

         Section 3.18 SCHEDULES.

         (a) Any matter described in any Schedule hereto shall be deemed to be referred to on all other Schedules hereto to which such matter logically relates if such relationship can reasonably be inferred from the description of the matter provided in the first such Schedule.

         (b) The inclusion of any item on any Schedule to this Agreement shall not be construed as an indication that such item is material in any respect.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller as follows:

         Section 4.1 INCORPORATION; AUTHORIZATION; ETC. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of Buyer's obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer and no other corporate proceedings or actions on the part of Buyer, its Board of Directors or stockholders are necessary therefor. The execution, delivery and performance of this Agreement will not (i) violate any provision of the charter or bylaws or similar organizational instrument of Buyer or any of its Affiliates, (ii) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any Lien upon or the creation of a security interest in any of Buyer's or any of its Affiliates' assets or properties pursuant to, any Contract or Order to which Buyer or any of its Affiliates is a party or by which Buyer or any of its Affiliates is bound, or
(iii) violate or conflict with any other material restriction of any kind or character to which Buyer or any of its Affiliates is subject, that, in the case of clauses (ii) and (iii), would, individually or in the aggregate, reasonably be expected to have an Adverse Effect on Buyer or Buyer and its subsidiaries, taken as a whole. This Agreement has been duly executed and delivered by Buyer, and, assuming the due execution hereof by Seller, this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

         Section 4.2 BROKERS, FINDERS, ETC. Except for the services of CS First Boston (which shall be paid for by Buyer), Buyer has not employed, and is not subject to the valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from Seller in connection therewith.

         Section 4.3 LICENSES, APPROVALS, OTHER AUTHORIZATIONS, CONSENTS, REPORTS, ETC. Other than the HSR Act and the FTA, no filing with, notice to or authorization, consent or approval of, any Governmental Authority is required to be made, filed, given or obtained by Buyer or any of its Affiliates, in connection with the consummation of the transactions contemplated hereby except for (i) those that become applicable solely as a result of the specific regulatory status of Seller, or (ii) the failure to make, file, give or obtain which would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect on the Business or Buyer and its subsidiaries, taken as a whole.

         Section 4.4 ACQUISITION OF THE CONVEYED ASSETS AND OPERATION OF BUSINESS FOR INVESTMENT. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Conveyed Assets and operation of the Business. Buyer confirms that Seller has made available to Buyer the opportunity to ask questions of the officers of Seller and to acquire additional information about the business and financial condition of Seller and the Business.

                                   ARTICLE V
                          COVENANTS OF SELLER AND BUYER

         Section 5.1 INVESTIGATION OF BUSINESS; ACCESS TO PROPERTIES, RECORDS AND EMPLOYEES.

         (a) Seller shall afford to representatives of Buyer reasonable access to the offices, plants, properties, personnel, books and records of Seller during normal business hours, in order that Buyer may have full opportunity to make such investigations (including, without limitation, environmental assessments or studies) as it desires of the affairs of Seller; provided, however, that such investigation shall not unreasonably disrupt the personnel and operations of the Business. If, in the course of any investigation pursuant to this Section 5.1 between the execution of this Agreement and the Closing Date, Buyer discovers any breach of any representation or warranty contained in this Agreement that would constitute grounds upon which Buyer could refuse to close the transactions contemplated hereby or any circumstance or condition that, to the knowledge of the chief financial officer or general counsel of Buyer, would upon Closing constitute such a breach, Buyer covenants that it will promptly so inform Seller and may not rely on any such breach not disclosed as grounds for refusing to close the transactions contemplated hereby, provided that no failure by Buyer to disclose any such breach to Seller shall be used by Seller as a defense to Seller's duty to indemnify for any such breach under Section 11.2 hereof. Seller acknowledges that its representations and warranties in this Agreement shall not otherwise be affected or mitigated by any investigation conducted by Buyer or its representatives prior to Closing, or by any Knowledge of Buyer.

         (b) Any information provided to Buyer or its representatives pursuant to this Agreement shall be held by Buyer and its representatives in accordance with, and shall be subject to the terms of, the Confidentiality Agreement dated September 18, 1998 (the "Confidentiality Agreement") by and between Seller and Buyer, which is hereby incorporated in this Agreement as though fully set forth herein. From the date hereof to the Termination Date, Seller shall not, and shall not permit any of its Affiliates or any Person acting on behalf of Seller or any Affiliate to, directly or indirectly, initiate, solicit, negotiate, encourage, accept or otherwise pursue any offer or inquiry from any other Person relating to the sale or acquisition of the Business.

         (c) Buyer agrees to (i) hold all of the books and records of the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of five (5) years from the Closing Date or such longer time as may be required by law, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Seller and (ii) following the Closing Date to afford Seller, its accountants and counsel, during normal business hours, upon reasonable request, reasonable access to such books, records and other data and to the employees of the Buyer to the extent that such access may be requested for any legitimate purpose, including without limitation, responding to Governmental Authorities, defending or prosecuting litigation and preparing Income Tax Returns and other tax filings, at no cost to Seller (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall limit any of Seller's rights of discovery. Buyer shall have the same rights, and Seller the same obligations, as are set forth above in this Section 5.1(c), with respect to any books and records of Seller pertaining to the Business that are retained by Seller, with the exception of Returns relating to Taxes that are not the responsibility of Buyer.

         Section 5.2 BEST EFFORTS; OBTAINING CONSENTS.

         (a) Subject to the terms and conditions herein provided, each of Seller and Buyer agrees to use its Best Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable, the transactions contemplated by this Agreement and to cooperate with each of the others in connection with the foregoing, including using its Best Efforts (i) to obtain all necessary waivers, consents and approvals from other parties to material Contracts, (ii) subject to subsection (b) below, to obtain all consents, approvals and authorizations that are required to be obtained under any Law, (iii) subject to subsection (b) below, to lift or rescind any Order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereunder, (iv) to effect all necessary registrations and filings including filings under the HSR Act and the FTA and submissions of information requested by Governmental Authorities, and (v) to fulfill all conditions to this Agreement (it being understood that such efforts shall not include any requirement of Buyer or Seller to expend material sums of money or grant any material financial or other accommodation). Seller and Buyer further covenant and agree, with respect to a threatened or pending Order or Law that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereunder, to use their respective Best Efforts to prevent the entry, enactment or promulgation thereof, as the case may be (it being understood that such efforts shall not include any requirement of Buyer or Seller to expend material sums of money or grant any material financial or other accommodation).

         (b) (i) Seller and Buyer shall (A) make or cause to be made the filings required of such party or any of its subsidiaries or Affiliates under the HSR Act and the FTA with respect to the transactions contemplated hereby as promptly as practicable and in any event within five (5) days after the date of this Agreement, (B) comply at the earliest practicable date with any request under the HSR Act and the FTA for additional information, documents, or other materials received by such party or any of its subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Authority in respect of such filings or such transactions, and (c) cooperate with the other party in connection with any such filing (including, with respect to the party making a filing, providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws (as defined in Section 5.2(b)(ii) hereof) with respect to any such filing or any such transaction. Each party shall use its Best Efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated hereunder. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. Neither party shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. The parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act, the FTA or other Antitrust Laws.

                  (ii) Each of Seller and Buyer shall use its Best Efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the FTA, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Seller and Buyer shall cooperate and use its Best Efforts vigorously to contest and resist any such action or proceeding, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated hereunder, and vigorously to pursue all available avenues of administrative and judicial appeal and all available legislative action, unless by mutual agreement Seller and Buyer decide that litigation is not in their respective best interest. Each of Seller and Buyer shall use its Best Efforts to take such action as may be required to cause the expiration of the notice period under the HSR Act, the FTA, or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

         (c) [Reserved.]

         (d) In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Section 5.2, the proper officers and/or directors of Seller and Buyer or any of their Affiliates, including, to the extent applicable, any Entity designated to hold the Conveyed Assets, shall take all such necessary action.

         Section 5.3 FURTHER ASSURANCES. Seller and Buyer agree that, from time to time, whether before or after the Closing, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably required or desirable to carry out the purposes and intent of this Agreement, including (i) allocating rights and obligations under Contracts and other arrangements, if any, relating to business of Seller and its Affiliates (other than the Business), on the one hand, and relating to the Business on the other, (ii) transferring assets to the Buyer, and (iii) entering into any service or other sharing agreements on a mutually acceptable arm's-length basis that may be necessary to assure a smooth and orderly transition. In case at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action.

         Section 5.4 CONDUCT OF BUSINESS. From the date hereof through the Closing, except as disclosed on Schedule 5.4 hereto or otherwise provided for in, or contemplated by, this Agreement, and, except as consented to or approved by Buyer in writing (which consent shall not be unreasonably withheld or delayed), Seller covenants and agrees that:

         (a) Seller shall use reasonable efforts to operate the Business for the benefit of Buyer in the ordinary and usual course in all material respects in accordance with past practices;

         (b) except in the ordinary course of business or as required by Law, Contract or the terms of a Seller Benefit Plan existing on the date hereof, Seller shall not hereafter, with respect to the Business, (i) increase the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of the senior management employees employed by the Seller;
(ii) pay or agree to pay any pension, retirement allowance or other employee benefit to any Transferring Employee, whether past or present not otherwise required by Contract or under any Employee Benefit Plan in effect on the date hereof; (iii) enter into any express new employment, severance, consulting or other compensation agreement with any Transferring

Employee; or (iv) commit itself to any pension, profit sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement in addition to those in effect on the date hereof and intended exclusively for Transferring Employees, or amend or commit itself to amend any of such plans or similar plans intended for the benefit of Seller's employees generally if the effect thereof would exclusively benefit Transferring Employees, funds or similar arrangements in existence on the date hereof.

         (c) Seller shall not, with respect to the Business, (i) cancel or compromise, except in the ordinary course of business consistent with past practice, any debts owed to it, (ii) waive or release any rights of material value or (iii) close any plants or any other material facilities.

         (d) Seller shall not, with respect to the Business, (i) sell, transfer, distribute as a dividend in kind or otherwise dispose of any material asset (other than inventory in the ordinary course of business consistent with past practice), (ii) create or permit to exist any new material security interest, lien or encumbrance on its assets, (iii) except in the ordinary course of business, enter into any joint venture, partnership or other similar arrangement or form any other new material arrangement for the conduct of its business, (iv) except in the ordinary course of business, purchase any asset, (v) implement or effect any change with respect to its billing or collection practices, or (vi) make any capital expenditures (other than those required to be made pursuant to clause (iv) of Section 5.5); provided, however, that any capital expenditures approved by Buyer that are not required to be made pursuant to clause (iv) of
Section 5.5 shall increase the Purchase Price on a dollar-for-dollar basis.

         (e) From the Transfer Date to the Closing, Seller shall operate the Business for the sole benefit of Buyer.

         Section 5.5 PRESERVATION OF BUSINESS. From the date hereof to the Closing Date, subject to the terms and conditions of this Agreement, Seller shall use its Best Efforts (i) to keep available to Buyer the services of the Transferring Employees (ii) to retain the employees set forth on Schedule 5.5 in the employment of Seller (iii) to preserve the goodwill of customers and others having business relations with the Business and (iv) to make capital expenditures with respect to the maintenance of the Conveyed Assets consistent with past practices.

         Section 5.6 PUBLIC ANNOUNCEMENTS. From the date hereof to the Closing Date, Seller and Buyer will consult with each other before issuing, or permitting any agent or Affiliate to issue, any press releases or otherwise making or permitting any agent or Affiliate to make, any public statements with respect to this Agreement and the transactions contemplated hereby, and, except as may be required by Law or any listing agreement with any securities exchange, will not issue any such press release or make any such public statement, unless the text of such statement shall have been agreed upon by the parties.

         Section 5.7 [Reserved.]

         Section 5.8 PERFORMANCE OF OBLIGATIONS TO SELLER. Buyer agrees from and after the Closing Date to perform and fulfill (or cause to be performed and fulfilled) all Contracts, existing as of the Closing Date, between the Business and any Affiliate of Seller.

         Section 5.9 NON-INFRINGEMENT. Seller agrees that neither itself nor its Affiliates will, in connection with the conduct of the Business, assert against Buyer, or its Affiliates, any claims for infringement of (i) any Patent, Copyright, or Mask Work which on the Closing Date it owns or under which it has a right to grant a License without obligation or accounting to others, or (ii) any of the foregoing which may later issue on an application owned by Seller and pending on the Closing Date.

         Section 5.10 BUYER'S WARRANTY OBLIGATION.

         (a) To the extent not retained by Seller under clause (iii) of the definition of Retained Liabilities, Buyer covenants and agrees that it will honor fully and perform diligently all of the product warranty, guaranty and product return obligations, express or implied, of the Business which arise from or are related to products manufactured or services provided prior to the Closing Date by the Business in the ordinary course of business, including, with respect to products manufactured for or services provided to any Affiliate of Seller, provided that Buyer shall not have responsibility or liability for any such obligations constituting Retained Liabilities as set forth in paragraph
(iii) of the definition of Retained Liabilities.

         (b) From and after the Closing Date, Buyer shall indemnify and hold harmless Seller from and against any and all Covered Liabilities (as defined in Section 11.2 hereof), suffered, incurred by or asserted, directly or indirectly, against Seller by reason or arising out of the covenants set forth in Section 5.10(a) hereof. Claims for breaches of covenant of Buyer in Section 5.10(a) hereof may be asserted until 60 days after the running of the applicable statute of limitations.

         Section 5.11 PATENT INDEMNIFICATION.

         (a) Subject to the limitations set forth in this Section 5.11, for the three (3) year period beginning on the Closing Date, Seller shall indemnify, save and hold harmless Buyer, its Affiliates and for each such Entity, their respective officers, directors, employees, agents, distributors and users of Business Products from and against money damages (including royalties) and/or costs awarded arising out of any claims by any third-party that the design, development, making, having made, use, offer for sale, import, package or sale of Business Products by the Business infringes any patent issued prior to the Closing Date in any country in which the allegedly infringing Business Product had been made, used or sold prior to Closing; provided, however, that such indemnification shall not apply to a Business Product if the infringement of a third-party's patent would have been avoided but for a post-Closing change in manufacturing, design or packaging of a Business Product, or but for a change in the combination of products with which a Business Product is sold or offered for sale.

         (b) Upon its receipt of a claim giving rise to a claim for indemnity under this Section 5.11, including receipt by it of any notification, communication, demand, assertion, claim, action, judicial proceeding, administrative proceeding, or other proceeding by any third-party that Buyer infringes or has misappropriated such a third-party's patent, Buyer will give prompt written notice thereof to Seller. Buyer's failure to notify Seller promptly of a claim will relieve Seller of its obligations under this Section
5.11 only if the failure has an Adverse Effect on Seller's ability to defend or settle that claim, and such failure shall only affect Seller's obligations with respect to that claim. Seller shall promptly address all claims received from Buyer. Seller shall act in good faith in evaluating a settlement of a claim and shall consider the following factors in the evaluation: (i) the validity of the claim, (ii) the monetary limitations of the indemnity under this
Section 5.11, (iii) the effect of the claim being upheld in litigation upon the Business, and (iv) the mutual desire of the parties to minimize the expense of the indemnity.

         (c) The indemnity set forth in Section 5.11 shall apply for the enforceable life of the asserted patent with respect to any claims filed prior to the expiration of the three year period set forth in Section 5.11(a).

         (d) With respect to any claim which Seller is called upon to indemnify Buyer under the terms of this Section 5.11, Seller shall have the exclusive control of the defense of such suit and all negotiations relative to the settlement thereof. Buyer shall provide all reasonable information and assistance, at Seller's sole expense, as Seller may request, including, if commercially reasonable, redesigning the Buyer's products to make them non-infringing. The commercial reasonableness of a redesign of a product includes, without limitation, the retention of all performance features that materially affect the marketability of the product, the lack of any material effect on Buyer's ability to obtain orders and to obtain and retain customers for the product, and the avoidance of any material increased manufacturing costs. Seller shall be permitted to settle such claims, upon reasonable prior notice to, and after consultation with, Buyer, at its sole expense, provided Buyer shall not have any obligation for future expense or payment and provided that the settlement agreement shall not result in any requirement that Buyer cease, alter (except for a redesign provided for by this Section 5.11(d)) or curtail the manufacturing, importation, marketing or sale of any product. Buyer shall have the right, but not the obligation, to participate in such legal proceedings with counsel of its own selection and its own expense. Buyer agrees that Seller shall be authorized in the settlement of such claims to grant licenses under Patents that are Assigned Technology or Samsung Licensed IP, provided that Buyer receives from the licensee of such patents a reciprocal patent license of comparable weight and scope.

         (e) Seller's liability under this Section 5.11 and Section 5.23 (including all third-party costs and out-of-pocket expenses incurred by it exclusive, however, of any internal Seller man-hour costs (salaries plus applicable mark-ups for fringes and overhead) for the time its employees spent on the matter) shall in no event exceed forty million dollars ($40,000,000.00); provided, however, that if this liability limit will be exceeded by virtue of any proposed settlement, Seller shall not make such a settlement without the prior written consent of Buyer provided that Buyer shall be responsible for and shall assume all costs in excess of said limit of liability and provided that Buyer shall not unreasonably withhold its consent to any proposed settlement; provided further, that no Retained Liability shall be included in the foregoing limit.

         (f) The indemnity provided in this Section 5.11 shall not apply if (i) the claimed infringement is the result of the Buyer's breach of any obligation under any License or (ii) the damages and/or costs being claimed have previously been recovered under Section 11.2.

         Section 5.12 ABSENCE OF DEBT. Seller covenants to Buyer that, except for Retained Liabilities, the Business has no outstanding debt obligations (including without limitation letters of credit or surety obligations) as of the date hereof and will have no such debt obligations as of the Closing Date.

         Section 5.13 NONCOMPETITION AND NONSOLICITATION.

         (a) Seller agrees, on behalf of Seller and the Affiliates of Seller (the "Samsung Group"), that for a period of five (5) years after the date hereof (the "Restricted Period"), no member of the Samsung Group will engage directly or indirectly in competition with the Business, whether individually or as a consultant, partner, owner or stockholder of an Entity. Notwithstanding the foregoing, nothing herein shall prohibit any member of the Samsung Group from
(i) owning, directly or indirectly, less than ten percent (10%) of any class of securities listed on a national securities exchange or traded publicly in the over-the-counter market, (ii) directly or indirectly acquiring a business which engages in the Business if such business is twenty percent (20%) or less (measured by net revenues) of a larger business acquired by a member of the Samsung Group, provided that Seller shall not make any Samsung Licensed IP available to such business, (iii) acquiring a business which engages in the Business if such business is more than twenty percent (20%) but less than fifty percent (50%) (measured by net revenues) of a larger business acquired by a member of the Samsung Group, provided that (A) such member of the Samsung Group places such competitive business for sale promptly after its acquisition and uses commercially reasonable efforts to complete such sale within the Restricted Period and (B) Seller shall not make any Samsung Licensed IP available to such business, and (iv) continuing to produce and sell those products now being produced and sold by members of the Samsung Group (including within the foregoing all products that were under development as of the date hereof), except those silicon semiconductor devices that have substantially similar specifications to those manufactured by the Business. Notwithstanding, anything to the contrary, nothing contained herein shall prohibit or limit the ability of Seller or its Affiliates to perform their respective obligations under the certain foundry services agreement, dated as of June 21, 1995, with IXYS Corporation, as amended on March 28, 1996 and March 13, 1998.

         (b) For a period of one year from and after the Closing Date, neither party hereto will, and the parties hereto will cause their respective Affiliates not to, directly or indirectly, solicit or induce any person or entity who is a director, officer, employee or agent of the other party or any of its Affiliates to terminate his, her or its relationship with, or employment by, such entity. In the event an employee of either party hereto seeks employment with the other party hereto without any solicitation of such other party, then the party with whom such employee is seeking employment shall consult with the other party prior to making any hiring decision.

         Section 5.14 INTELLECTUAL PROPERTY ASSIGNMENT AND LICENSE AGREEMENT; DELIVERY OF FILES. On the Closing Date, Buyer and Seller will enter into an Intellectual Property Assignment and License Agreement in the form attached hereto as Exhibit C and Seller shall deliver to Buyer the file histories for the Intellectual Property identified in Schedule 3.5(a) which is being transferred to Buyer pursuant to Intellectual Property Assignment and License Agreement identified in this Section 5.14.

         Section 5.15 TRANSITIONAL SERVICES AGREEMENT. At the Closing, Buyer and Seller shall enter into, execute and deliver a transitional services agreement substantially to the effect set forth in Exhibit D whereby Seller agrees to provide administrative services and manufacturing services to Buyer (the "Transitional Services Agreement").

         Section 5.16 ASSEMBLY AND TEST SERVICES AGREEMENT. At the Closing, Buyer and Seller shall enter into, execute and deliver a test services agreement on substantially the terms set forth in Exhibit E whereby Seller agrees to provide assembly and test services for Buyer (the "Test Services Agreement").

         Section 5.17 TRADEMARK LICENSE AGREEMENT. (a) At the Closing, Buyer and Seller shall enter into, execute and deliver a trademark license agreement on substantially the terms set forth in Exhibit F whereby Seller grants to Buyer a non-exclusive short-term transition license to continue use of certain Inventory and packaging bearing trademark, logo and product code of Seller (the "Trademark License Agreement").

         Section 5.18 FOUNDRY SALE AGREEMENT. At the Closing, Buyer and Seller shall enter into, execute and deliver a foundry service agreement on substantially the terms set forth in Exhibit G whereby Buyer agrees to provide a wafer foundry service for Seller for up to three (3) years from the Closing (the "Foundry Sale Agreement").

         Section 5.19 PRODUCT SUPPLY AGREEMENT. At the Closing, Buyer and Seller shall enter into, execute and deliver a product supply agreement on substantially the terms set forth in Exhibit H whereby Buyer agrees to provide and Seller agrees to purchase, over a three year period, certain products as set forth in such agreement (the "Product Supply Agreement").

         Section 5.20 EMPLOYMENT AGREEMENT. At the Closing, Buyer shall enter into, execute and deliver an employment agreement with Mr. D.J. Kim in form and substance reasonably satisfactory to the parties thereto (the "Employment Agreement").

         Section 5.21 EPI SUPPLY AGREEMENT. At the Closing, Buyer and Seller shall enter into, execute and deliver an Epi wafer supply agreement on substantially the terms set forth in Exhibit I (the "Epi Supply Agreement").

         Section 5.22 MASK WORKS AGREEMENT. At the Closing, Buyer and Seller shall enter into, execute and deliver a Mask Works Supply Agreement on substantially the terms set forth in Exhibit J.

         Section 5.23 INTELLECTUAL PROPERTY CLAIMS. In the event that any claim is made against Buyer with respect to any design, development, making, having made, using, offering for sale, importing, exporting, or selling of Business Products as a result of the fact that Seller failed to identify in Schedule 3.5(c) any license for Third-Party Licensed IP and that, as a consequence thereof, failed to request the required consents to transfer such license rights to Buyer, then in such case Seller shall, subject to the limit of liability set forth in Section 5.11(e), indemnify, save and hold harmless Buyer from and against any money damages (including royalties) and/or costs awarded arising out of any such claim to the extent that such amounts are in excess of the license fees and royalties which would have been payable had the license been identified and transferred. The limit of liability under Section 5.11(e) is an aggregate limit for claims arising under both Section 5.11 and this Section 5.23. Seller shall have no liability if it requests and obtains the required consents with retroactive application and Seller shall have no liability, resulting from a licensor's refusal to grant the consents when requested to do so. The indemnity provided in this Section 5.23 shall not apply if the damages and/or costs being claimed have previously been recovered under Section 11.2 hereof.

         Section 5.24 FINANCING. Buyer shall use its Best Efforts to obtain adequate financing to fund the Purchase Price on or prior to March 15, 1999.

         Section 5.25 SUBCONTRACTORS. At the Closing, Seller shall provide Buyer with assurances, reasonably satisfactory to Buyer, that Buyer will have commitments from current subcontractors to provide adequate assembly and testing services for a period of one year following the Closing on terms consistent with past practice with respect to volume, capacity and price protection.

         Section 5.26 INCOME CALCULATION. On or prior to the Closing, Seller shall calculate the net income before Income Taxes (as calculated in accordance with GAAP) generated by the Business from the Transfer Date to February 28, 1999, which calculation shall be reasonably satisfactory to Buyer. The Purchase Price shall be adjusted on a dollar-for-dollar basis to reflect net income
(loss) before Income Taxes (as calculated in accordance with GAAP) for such period. On or prior to the date that is thirty (30) days following the Closing Date, Seller shall calculate the net income before Income Taxes (as calculated in accordance with GAAP) generated by the Business from March 1, 1999 to the Closing Date, which calculation shall be reasonably satisfactory to Buyer. Within five (5) days after Buyer's acceptance of such calculation, either Seller shall pay Buyer an amount equal to any net income before Income Taxes (as calculated in accordance with GAAP) for such period or Buyer shall accept any net (loss) before Income Taxes (as calculated in accordance with GAAP) for such period. For purposes of the calculations required under this Section 5.26, expenses of the Business shall not include, and net income of the Business shall not be reduced by, any payments or accruals in respect of Retained Liabilities and shall not be increased by any revenues related to Excluded Assets.

         Section 5.27 . Buyer shall, on or prior to the Transfer Date, receive a business registration from the appropriate authorities in Korea.

         Section 5.28 SALE OF INVENTORY. With respect to any inventory that would be included as Conveyed Assets pursuant to clause (c) of the definition of Conveyed Assets but for Seller's sale of such inventory to subsidiaries of Seller prior to the Closing Date ("Retained Inventory"), Seller shall not, without the prior written consent of Buyer, sell, and Seller shall use its reasonable efforts to cause such subsidiaries to refrain from selling, the Retained Inventory, and (ii) Buyer shall have the right on behalf of Seller, and shall use its reasonable efforts, to sell the Retained Inventory in due course. Seller shall pay to Buyer a commission equal to 9% of gross sales on the Retained Inventory.

                                   ARTICLE VI
                          EMPLOYEES, EMPLOYEE BENEFITS
                         AND OTHER TRANSITIONAL MATTERS

         Section 6.1 EMPLOYEES; OFFER OF EMPLOYMENT; SEVERANCE. Buyer agrees to offer employment to each Employee located in Korea, and to enter into an Employee Transfer Agreement in form and substance reasonably satisfactory to the parties as of 12:01 a.m. on the day immediately following the Closing Date in the same or a comparable position and at a rate of pay at least equal to the Employee's rate of pay in effect on the Closing Date and with the same or comparable benefits and subject to the same or comparable terms, conditions and work rules as are applicable to the respective Employee on the Closing Date or as required by Law. For purposes of this Article VI, references to "pay" shall include monthly pay plus any bonus or incentive pay. Schedule 6.1 shall set forth the name of each Employee, and his or her current rate of pay, position and date of hire. Buyer shall have no obligation whatsoever with regard to (i) former employees of the Business who are retired, or who are not or shall have ceased to be Employees as of the Closing Date, or (ii) Employees who do not accept the offer of employment or continuation of employment given by Buyer in accordance with this Section 6.1.

         Section 6.2 ACCRUED ENTITLEMENTS. Except as set forth herein, Buyer shall be responsible for all accrued entitlements, including vacation days, severance and retirement obligations, for all Transferring Employees as of the Closing Date consistent with Seller's policy in respect thereof to the extent that the same are accrued as liabilities on the Closing Balance Sheet.

         Section 6.3 MEDICAL AND WELFARE PLAN OBLIGATIONS. Prior to the Closing Date, Buyer agrees to establish, amend or maintain through transition services agreements, welfare, medical, dental and short-term and long-term disability plans with comparable benefits as are applicable to the Transferring Employees on the Closing Date. Commencing as of 12:01 a.m. on the day immediately following the Closing Date, Buyer shall include the Transferring Employees in such welfare plans and agrees to waive any waiting periods or limitations for preexisting conditions under its new or amended medical, dental, life and short-term and long-term disability plans and shall ensure that Employees are given credit for any amounts paid toward deductibles, out-of-pocket limits or other fees on or prior to the Closing Date. Claims by a Transferring Employee for medical and dental services rendered as of 12:01 a.m. on the day immediately following the Closing Date shall be the responsibility of the medical and dental plans provided by Buyer to the Employees. Claims incurred for medical and dental services for Transferring Employees rendered prior to and including the Closing Date shall be the responsibility of the group medical and dental plans of Seller which covered such Employees prior to and including the Closing Date.

         Section 6.4 NO THIRD-PARTY BENEFICIARIES. Except as expressly provided herein, nothing contained herein, expressed or implied, is intended to confer upon any Employee any benefits under any benefit plans, programs, policies or other arrangements, including, but not limited to, severance benefits or right to employment or continued employment with Buyer or any Affiliate of Buyer for any period by reason of this Agreement. In addition, the provisions of this Agreement, in particular this Article VI, are for the sole benefit of the parties to this Agreement and are not for the benefit of any third-party.

                                   ARTICLE VII
                                   TAX MATTERS

         Section 7.1 PREPARATION AND FILING OF TAX RETURNS. Seller shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns in respect of the Conveyed Assets or the Business that (a) are required to be filed (taking into account extensions) on or before the Transfer Date, or (b) are required to be filed (taking into account extensions) after the Transfer Date and (i) are with respect to Income Taxes and are required to be filed on a separate Tax Return basis for any tax period ending on or before the Transfer Date, or (ii) are required under applicable law to be filed by Seller. Buyer shall prepare or cause to be prepared and shall file or cause to be filed all other Tax Returns required to be filed after the Transfer Date with respect to the Conveyed Assets or the Business. Any such Tax Returns that include periods ending on or before the Transfer Date or that include the activities of the Business prior to the Transfer Date shall, insofar as they relate to Seller prior to the Transfer Date, be on a basis consistent with the last previous such Tax Returns filed in respect of the Conveyed Assets or the Business, unless Seller or Buyer, as the case may be, concludes that there is no reasonable basis for such position. Neither Buyer nor any of its Affiliates shall file any amended Tax Returns for any periods for or in respect of the Conveyed Assets or the Business with respect to which Buyer is not obligated to prepare or cause to be prepared the original such Tax Returns pursuant to this Section 7.1 without the prior written consent of Seller.

         Section 7.2 PAYMENT OF TAXES. Seller shall pay or cause to be paid (i) all Taxes due with respect to Tax Returns which Seller is obligated to prepare and file or cause to be prepared and filed pursuant to Section 7.1, and (ii) all Taxes due on or before the Transfer Date for which no Tax Return is required to be filed. Buyer shall pay or cause to be paid all Taxes due with respect to those Tax Returns which Buyer is obligated to prepare and file or cause to be prepared and filed pursuant to Section 7.1 other than Taxes which Seller shall pay or cause to be paid in accordance with the preceding sentence, provided, that any liability for Income Taxes attributable to the Conveyed Assets or the Business for any period after the Transfer Date shall be the sole responsibility of Buyer.

         Section 7.3 REFUNDS. Seller shall be entitled to retain, or receive immediate payment from Buyer or any of its subsidiaries or Affiliates, of any refund or credit with respect to Taxes (including, without limitation, refunds and credits arising by reason of amended Tax Returns filed after the Transfer Date or otherwise) with respect to any Tax period ending on or before the Transfer Date relating to the Conveyed Assets or the Business. Buyer shall be entitled to retain, or receive immediate payment from Seller of, any refund or credit with respect to Taxes with respect to any taxable period beginning after the Transfer Date relating to any of the Conveyed Assets or the Business.

         Section 7.4 TAX COOPERATION. Each of Buyer and Seller shall provide the other party with such information and records and make such of its officers, directors, employees and agents available as may reasonably be requested by such other party in connection with the preparation of any Tax Return or any audit or other Action that relates to Taxes with respect to the Conveyed Assets or the Business.

         Section 7.5 TAX INDEMNIFICATION.

         (a) Seller shall be responsible for and shall indemnify, defend and hold Buyer and its Affiliates harmless from and against (i) all liability for Taxes, other than Income Taxes, with respect to the Conveyed Assets or the Business for any taxable period that ends on or before the Transfer Date including, without limitation, (ii) all liability for Income Taxes with respect to the Conveyed Assets or the Business for any taxable period, or portion thereof, that ends on or before the Transfer Date,
(iii) all liability for any breach of Seller's representations and warranties contained in Section 3.16, and (iv) all liability for reasonable legal, accounting and appraisal fees and expenses with respect to any item described in clauses (i), (ii) or (iii) above; provided, however, that Seller's responsibility and indemnity obligation for Taxes pursuant to this Section 7.5(a) shall be reduced by refunds of Taxes with respect to such periods received after the Closing Date by Buyer or any of its Affiliates and not previously remitted to Seller. Seller's obligation to indemnify, defend or hold harmless Buyer or any of its Affiliates from any liability shall terminate effective with the expiration of the applicable statute of limitations (including extensions) in respect of such liability.

         (b) Buyer shall be responsible for and shall indemnify, defend and hold Seller and its Affiliates harmless from and against (i) all liability for Taxes with respect to the Conveyed Assets or Business, except to the extent Seller is otherwise required to indemnify Buyer for such Tax pursuant to Section 7.5(a), and (ii) all liability for reasonable legal, accounting and appraisal fees and expenses with respect to any item described in clause (i). Purchaser's obligation to indemnify, defend or hold harmless Seller or any of its Affiliates from any liability shall terminate effective with the expiration of the applicable statute of limitations (including extensions) in respect of such liability.

         (c) Any indemnity payment required to be made pursuant to this Section
7.5 shall be paid within thirty (30) days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five (5) Business Days prior to the date on which the relevant Taxes are required to be paid to the relevant Governmental Authority together with the submission of evidence reasonably establishing the right to receive the payment.

         Section 7.6 TAX CONTESTS.

         (a) If a claim shall be made by any Governmental Authority (a "Tax Claim") which, if successful, might result in an indemnity payment to Buyer or any of its Affiliates pursuant to Section 7.5, Buyer shall promptly notify Seller of such claim; provided, however, that the failure to give such notice shall not affect the indemnification provided hereunder except to the extent Seller has actually been prejudiced as a result of such failure and for this purpose, any failure to give such notice that results in Seller not controlling or participating in any Actions with respect to such Tax Claim shall be deemed to prejudice Seller.

         (b) With respect to any Tax Claim relating to a taxable period ending on or before the Closing Date, Seller shall control all Actions and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, hearings, conferences and other Actions with any Governmental Authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner. Buyer shall be entitled to be informed of such Tax Claim within a reasonable time after such Tax Claim is asserted and the developments with respect to such Tax Claim at any administrative meeting, conference, hearing or other Actions.

         (c) Except as otherwise provided in Section 7.6(b), Buyer shall control all Actions with respect to Taxes for any taxable period beginning after the Closing Date, and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, hearings, conferences and other Actions with any Governmental Authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner. Seller shall be entitled to be informed of such Tax Claim within a reasonable time after such Tax Claim is asserted and the developments with respect to such Tax Claim at any administrative meeting, conference, hearing or other Actions.

         (d) Buyer and its Affiliates, on the one hand, and Seller and its Affiliates, on the other, shall cooperate in contesting any Tax Claim, which cooperation shall include the retention and (upon request) the provision to the requesting party of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

                                  ARTICLE VIII

                                   [Reserved.]

                                   ARTICLE IX
                    CONDITIONS OF BUYER'S OBLIGATION TO CLOSE

         Buyer's obligation to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

         Section 9.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER.

         (a) The representations and warranties of Seller contained in this Agreement (which for purposes of this paragraph shall be read as though none of them contain any Adverse Affect, Change or Effect or other materiality qualifier individually or in the aggregate) shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except for representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date or time), except where the failure of the representations and warranties in the aggregate to be true and correct in all respects would not have an Adverse Effect on the Business.

         (b) Seller shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by them hereunder at or prior to the Closing (other than Seller's covenants pursuant to Section 2.2 (a) and (c) hereof with respect to delivery of documents at the Closing, which shall be performed in all respects).

         (c) Buyer shall receive at or prior to the Closing a certificate as to the matters set forth in paragraphs (a) and (b) of this Section 9.1, dated the Closing Date, and validly executed by the Vice President of Seller.

         Section 9.2 FILINGS; CONSENTS; WAITING PERIODS. All waiting periods applicable under the HSR Act and the FTA shall have expired or been terminated, and all registrations, filings, applications, notices, consents, approvals (including consents and approvals set forth on Schedule 3.12 hereto pursuant to Section 3.12(d) hereof which are designated as Closing consents), Orders, qualifications and waivers required to be obtained or made as of the Closing Date in order to consummate the transactions contemplated hereby and to transfer the Licenses and Contracts contemplated hereby shall have been filed, made or obtained, except for such registrations, filings, notices, consents, approvals, Orders, qualifications and waivers the lack of which would not reasonably be expected to have an Adverse Effect on the Business.

         Section 9.3 NO INJUNCTION. At the Closing Date, there shall be no Order of any nature of any Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby, and no Law shall have been enacted by any Governmental Authority which prevents consummation of the transactions contemplated hereby.

         Section 9.4 FINANCING. Buyer shall have obtained financing on terms reasonably satisfactory to it that is adequate to fund the Purchase Price.

                                   ARTICLE X
                   CONDITIONS TO SELLER'S OBLIGATION TO CLOSE

         Seller's obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

         Section 10.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER.

         (a) The representations and warranties of Buyer contained in this Agreement (which for purposes of this paragraph shall be read as though none of them contain any Adverse Affect, Change or Effect or other materiality qualifier individually or in the aggregate) shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except for representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date or time), except where the failure of the representations and warranties in the aggregate to be true and correct in all respects would not have an Adverse Effect on Buyer or Buyer and its subsidiaries, taken as a whole.

         (b) Buyer shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Closing.

         (c) Seller shall receive at or prior to the Closing a certificate as to the matters set forth in paragraphs (a) and (b) of this Section 10.1, dated the Closing Date, and validly executed by an executive officer of Buyer on behalf of Buyer.

         Section 10.2 FILINGS: CONSENTS: WAITING PERIODS. All waiting periods applicable under the HSR Act and the FTA shall have expired or been terminated, and all registrations, filings, applications, notices, consents, approvals, Orders, qualifications and waivers required to be obtained or made as of the Closing Date in order to consummate the transactions contemplated hereby shall have been filed, made or obtained, except for such registrations, filings, notices, consents, approvals, Orders, qualifications and waivers the lack of which would not reasonably be expected to have an Adverse Effect on Buyer or Buyer and its subsidiaries, taken as a whole.

         Section 10.3 NO INJUNCTION. At the Closing., Date, there shall be no Order of any nature of any Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby, and no Law shall have been enacted by any Governmental Authority which prevents consummation of the transactions contemplated hereby.

                                   ARTICLE XI
                            SURVIVAL: INDEMNIFICATION

         Section 11.1 SURVIVAL PERIODS. Except as provided in Section 11.4, all representations and warranties contained or made in, or in connection with, this Agreement or in any Schedule, or any certificate, document or other instrument delivered in connection herewith, shall survive the Closing for a period of eighteen months.

         Section 11.2 INDEMNIFICATION BY SELLER. From and after the Closing Date, Seller shall indemnify and hold harmless Buyer, its Affiliates, each of their directors, officers, employees and agents, and each of the heirs, executors, successors, transferees and assigns of any of the foregoing (collectively, the "Buyer Indemnified Parties") from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including without limitation liabilities for all reasonable attorneys', accountants', and experts' fees and expenses including those incurred to enforce the terms of this Agreement (collectively, "Covered Liabilities"), suffered, incurred by or asserted, directly or indirectly, against the Buyer Indemnified Parties by reason or arising out of (i) any breach of any representation or warranty, covenant or agreement of Seller contained herein or in any instrument or certificate delivered pursuant hereto (each of which for purposes of this paragraph shall be read as though none of them contains any Adverse Affect, Change or Effect or other materiality qualifier), (ii) any Retained Liability or
(iii) any Environmental Liability; provided, however, that, except for a breach of any representation or warranty in Section 3.15, Seller shall not be required to indemnify the Buyer Indemnified Parties with respect to any claim for indemnification pursuant to clause (i) of this Section 11.2 unless and until the aggregate amount of all claims against Seller under this Section 11.2 exceeds

$3,800,000 and then only to the extent such aggregate amount exceeds such amount, and; provided, further, that in no event shall Seller be required to pay or otherwise be liable for an amount in excess of $150,000,000 with respect to claims made under clause (i) and (iii) of this Section. The indemnity provided in this Section 11.2 shall not apply if the Covered Liability previously has been recovered under Section 5.11 or Section 5.23 hereof.

         Section 11.3 INDEMNIFICATION BY BUYER. From and after the Closing Date, Buyer shall indemnify and hold harmless Seller, its Affiliates, each of their directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Seller Indemnified Parties") from and against any and all Covered Liabilities suffered, incurred by or asserted, directly or indirectly, against by the Seller Indemnified Parties by reason or arising out of (i) any breach of any representation or warranty, covenant or agreement of Buyer contained herein or in any instrument or certificate delivered pursuant hereto (each of which for purposes of this paragraph shall be read as though none of them contains any Adverse Affect, Change or Effect or other materiality qualifier), or (ii) any Assumed Liability; provided, however, that Buyer shall not be required to indemnify the Seller Indemnified Parties with respect to any claim made for indemnification pursuant to clause (i) of this Section 11.3 unless and until the aggregate amount of all claims against Buyer under this Section 11.3 exceeds $3,800,000 and then only to the extent such aggregate amount exceeds such amount, and; provided, further, that in no event shall Buyer be required to pay or otherwise be liable for an amount in excess of $150,000,000 with respect to claims made under clause (i) of this Section.

         Section 11.4 TIME LIMIT ON CERTAIN INDEMNIFICATION CLAIMS. Claims by Buyer Indemnified Parties for breaches of the representations and warranties of Seller in Section 3.1 hereof or by Seller Indemnified Parties for breaches of' the representations and warranties of Buyer in Section 4.1 hereof in each case relating to corporate formation, may be asserted indefinitely. Claims for breaches of all other representations and warranties in Sections 3.1 and 4.1, and for breaches of representations and warranties in Sections 3.15 and 3.16 may be asserted until 60 days after the running of the applicable statute of limitations. Time periods for indemnities provided for in ancillary agreements will be governed by the provisions of such ancillary agreements.

         Section 11.5 INDEMNIFICATION PROCEDURES.

         (a) If any indemnified party receives notice of the assertion of any Third-Party Claim with respect to which an indemnifying party is obligated under this Agreement to provide indemnification, such indemnified party shall give such indemnifying party written notice thereof (together with a copy of such Third-Party Claim, process or other legal pleading) promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of any indemnified party to give notice as provided in this Section 11.5 shall not relieve any indemnifying party of its obligations under this Section 11.5, except to the extent that such indemnifying party is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail.

         (b) An indemnifying party, at such indemnifying party's own expense and through counsel chosen by such indemnifying party (which counsel shall be reasonably acceptable to the indemnified party), may elect to defend any Third-Party Claim; provided, however, that by assuming such defense, the indemnifying party shall be deemed to have agreed that it will be liable for such Third-Party Claim. If an indemnifying party elects to defend a Third-Party Claim, then, within ten (10) business days after receiving notice of such Third-Party Claim (or sooner, if the nature of such Third-Party Claim so requires), such indemnifying party shall notify the indemnified party of its intent to do so, and such indemnified party shall cooperate in the defense of such Third-Party Claim (and pending such notice and assumption of defense, an indemnified party may take such steps to defend against such Third-Party Claim as, in such indemnified party's good-faith judgment, are appropriate to protect its interests). Such indemnifying party shall pay such indemnified party's reasonable out-of-pocket expenses incurred in connection with such cooperation. Such indemnifying party shall keep the indemnified party reasonably informed as to the status of the defense of such Third-Party Claim. After notice from an indemnifying party to an indemnified party of its election to assume the defense of a Third-Party Claim, such indemnifying party shall not be liable to such indemnified party under this
Section 11.5 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than those expenses referred to in the preceding sentence; provided, however, that such indemnified party shall have the right to employ one law firm as counsel, together with a separate local law firm in each applicable jurisdiction ("Separate Counsel"), to represent such indemnified party in any action or group of related actions (which firm or firms shall be reasonably acceptable to the indemnifying party) if, in such indemnified party's reasonable judgment at any time, either a conflict of interest between such indemnified party and such indemnifying party exists in respect of such claim, or there may be defenses available to such indemnified party which are different from or in addition to those available to such indemnifying party and the representation of both parties by the same counsel would be inappropriate, and in that event (i) the reasonable fees and expenses of such Separate Counsel shall be paid by such indemnifying party (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one Separate Counsel (excluding local counsel) with respect to any Third-Party Claim (even if against multiple indemnified parties)), and (ii) each of such indemnifying party and such indemnified party shall have the right to conduct its own defense in respect of such claim. If an indemnifying party elects not to defend against a Third-Party Claim, or fails to notify an indemnified party of its election as provided in this Section 11.5 within the period of ten (10) business days described above, the indemnified party may defend, compromise, and settle such Third-Party Claim and shall be entitled to indemnification hereunder (to the extent permitted hereunder); provided, however, that no such indemnified party may compromise or settle any such Third-Party claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the indemnifying party shall not, without the prior written consent of the indemnified party, (i) settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such Third-Party Claim, or (ii) settle or compromise any Third-Party Claim in any manner that would reasonably be expected to have a material adverse effect on the indemnified party.

         Section 11.6 CERTAIN LIMITATIONS.

         (a) The amount of any Covered Liabilities for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the indemnified party from third parties (including amounts actually recovered under insurance policies, but only to the extent any recovered insurance proceeds exceed costs of collecting such proceeds and premium increases, whether retrospective or prospective, that are certified by the underwriter to result from the claim for such proceeds) with respect to such Covered Liabilities. Any indemnifying party hereunder shall be subrogated to the rights of the indemnified party upon payment in full of the amount of the relevant indemnifiable loss. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any indemnified party recovers an amount from a third-party in respect of an indemnifiable loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable loss has been paid by an indemnifying party or after an indemnifying party has made a partial payment of such indemnifiable loss and the amount received from the third-party exceeds the remaining unpaid balance of such indemnifiable loss, then the indemnified party shall promptly remit to the indemnifying party the excess of (A) the sum of the amount theretofore paid by such indemnifying party in respect of such indemnifiable loss plus the amount received from the third-party in respect thereof, less (B) the full amount of such Covered Liabilities.

         (b) Any indemnity payment made under this Agreement shall be treated by Buyer and Seller as an adjustment to the Purchase Price, and Seller and Buyer agree not to take any position inconsistent therewith for any purpose.

         (c) Claims indemnifiable hereunder that are asserted within the periods permitted under Sections 11.1 and 11.4 shall, notwithstanding the passage of time beyond such periods, remain indemnifiable until enforced or compromised and satisfied in favor of, or withdrawn by, the Indemnitee. The limitations on liability for indemnification set forth in the proviso clauses of Sections 11.2 and 11.3 shall not apply to any Covered Liability resulting from (i) a breach of representation or warranty contained herein committed with the Knowledge of Seller or Buyer, as the case may be, or (ii) a willful intentional breach of a covenant within the control of Seller or Buyer, as the case may be.

         Section 11.7 EXCLUSIVITY OF INDEMNIFICATION. This Article XI shall not limit any right of indemnification for Tax Matters (for which Article VII is applicable) or of indemnification for intellectual property matters (for which
Article V and ancillary agreements are applicable).

         Section 11.8 SOLE REMEDY/WAIVER. The parties hereto acknowledge and agree that the remedies provided for in this Article XI or expressly provided for elsewhere in this Agreement or any ancillary agreement shall be the parties' sole and exclusive remedies after Closing with respect to the subject matter of this Agreement. In furtherance of the foregoing, the parties hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action with respect to the subject matter of this Agreement (including rights of contribution, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Seller or any of its Affiliates, or Buyer or any of its Affiliates, as the case may be, arising under or based upon any Law or Order.

                                   ARTICLE XII
                                   TERMINATION


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

         Section 12.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing by:

         (a) The mutual written consent of Seller and Buyer; or

         (b) Either Seller or Buyer if the Closing has not occurred by the close of business on March 15, 1999 (the "Termination Date") (which date shall be extended until two (2) days after expiration of the notice period under the HSR Act, the FTA or receipt by each of notice of clearance under the HSR Act), and if the failure to consummate the transactions contemplated hereby on or before such date did not result from the failure by the party seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein that is required to be fulfilled prior to Closing; provided, however, that in the event that Seller fails to deliver the Additional Statements to Buyer on or prior to January 31, 1999, then the Termination Date shall be extended by one calendar day for each calendar day occurring between January 31, 1999 and the date on which the Additional Statements are delivered (including such date of delivery); provided, however, that if the Termination Date as so extended would fall on a Saturday, Sunday or Federal U.S. banking holiday, then the Termination Date shall be extended to the next business day.

         (c) Seller, provided that it is not then in breach of any of its obligations hereunder, if Buyer fails to perform in any material respect any covenant in this Agreement when performance thereof is due or Buyer shall have breached in any material respect any of the representations or warranties contained in this Agreement and does not cure the failure or breach within thirty (30) business days after Seller delivers written notice thereof; or

         (d) Buyer, provided it is not then in breach of any of its obligations hereunder, if Seller fails to perform in any material respect any covenant in this Agreement when performance thereof is due or Seller shall have breached in any material respect any of the representations and warranties contained in this Agreement and does not cure the failure or breach within thirty (30) business days after Buyer delivers written notice thereof.

         Section 12.2 PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement by either or both of Seller and Buyer pursuant to
Section 12.1, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned (including, without limitation, operation of the Business for the benefit of Buyer and no amounts shall be payable in respect thereof) without further action by the parties hereto, except that the provisions of Sections 5.l(b) and 13.4 hereof shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any breach of this Agreement. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to Sections 3.8 and 4.3 hereof shall, to the extent practicable, be withdrawn from the agency or other persons to which they were made.


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

                                  ARTICLE XIII
                                  MISCELLANEOUS

         Section 13.1 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

         Section 13.2 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of Korea without reference to the choice of law principles thereof. Buyer and Seller consent to and hereby submit to the non-exclusive jurisdiction of the Seoul District Court located in the Republic of Korea in connection with any action, suit or proceeding arising out of or relating to this Agreement, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

         Section 13.3 ENTIRE AGREEMENT. This Agreement (including agreements incorporated herein), the Confidentiality Agreement and the Schedules and Exhibits hereto contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein.

         Section 13.4 EXPENSES. Except as set forth in this Agreement, whether the transactions contemplated hereby are or are not consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided that Buyer shall pay all costs and expenses incurred in connection with an audit of the Business in accordance with U.S. generally accepted accounting principles, which costs and expenses shall not exceed $200,000. In addition, Buyer shall pay all costs and expenses incurred in connection with the preparation of the Additional Statements. Notwithstanding the foregoing, provided that Seller shall have performed, in all material respects, its obligations under this Agreement, in the event that this Agreement is terminated by Seller pursuant to Section 12.1(b) hereof due to the failure of Buyer to comply with the condition provided in Section 9.4 hereof on or prior to the date of such termination, then Buyer shall promptly reimburse Seller for its actual legal, accounting and other professional costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $1,000,000.

         Section 13.5 NOTICES. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telex or other electronic transmission service to the appropriate address or number as set forth below. Notices to Seller shall be addressed to:

Samsung Electronics Co., Ltd.
Samsung Main Building
250, 2-Ka, Taepyung-Ro, Chung-Ku

Seoul, Korea
Attention:    Director, Legal Department
Telecopy No.: 822-727-7179

with a copy to:
Akin, Gump, Strauss, Hauer & Feld, L.L.P.
590 Madison Avenue
New York, New York 10022
Attention:    Patrick J. Dooley, Esq.
              Stephen E. Older, Esq.
              Telecopy No: (212) 872-1002

or at such other address and to the attention of such other Person as Seller may designate by written notice to Buyer. Notices to Buyer shall be addressed to:

Fairchild Semiconductor Corporation
333 Western Avenue, M.S. 01-00
South Portland, Maine 04106
Attention:    Mr. Joseph R. Martin, Executive Vice President and Chief Financial
              Officer
              Daniel E. Boxer, Esq., Executive Vice President and General
              Counsel
              Telecopy No. (207) 761-6020

with a copy to:
Dechert Price & Rhoads
4000 Bell Atlantic Tower
1717 Arch Street
Philadelphia, Pennsylvania 19103
Attention:    G. Daniel O'Donnell, Esq.
              Telecopy No. (215) 994-2222

or at such other address and to the attention of such other Person as Buyer may designate by written notice to Seller.

         Section 13.6 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party hereto will assign its rights or delegate its obligations under this Agreement without the express prior written consent of each other party hereto, except that (i) Buyer may assign its rights hereunder as collateral security to any bona fide financial institution engaged in acquisition financing in the ordinary course providing financing to consummate the transactions contemplated hereby or any bona fide financial institution engaged in acquisition financing in the ordinary course through which such financing is refunded, replaced or refinanced and any of the foregoing financial institutions may assign such rights in connection with a sale of Buyer in the form then being conducted by Buyer substantially as an entirety, (ii) Seller and Buyer each may assign its rights and obligations under this Agreement to any Entity that succeeds to substantially all of its assets and liabilities and (iii) Buyer may assign its rights hereunder to one or more of its affiliates to be established in Korea; provided, however, that Buyer shall continue to remain liable for all of its obligations and liabilities hereunder.

         Section 13.7 HEADINGS: DEFINITIONS. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated.

         Section 13.8 AMENDMENT. This Agreement may not be amended, modified, superseded, canceled, renewed or extended except by a written instrument signed by the party to be charged therewith.

         Section 13.9 WAIVER; EFFECT OF WAIVER. No provision of this Agreement may be waived except by a written instrument signed by the party waiving compliance. No waiver by any party hereto of any of the requirements hereof or of any of such party's rights hereunder shall release the other parties from full performance of their remaining obligations stated herein. No failure to exercise or delay in exercising on the part of any party hereto any right, power or privilege of such party shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege by such party.

         Section 13.10 NO THIRD-PARTY BENEFICIARIES. Nothing in this Agreement, express or implied, is intended to or shall (i) confer on any Person other than the parties hereto and their respective successors or assigns any rights (including third-party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement, or (ii) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.

         Section 13.11 INTERPRETATION; ABSENCE OF PRESUMPTION.

         (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph and Schedule references are to the Articles, Sections, paragraphs and Schedules to this Agreement unless otherwise specified,
(iii) the word "including" and words of similar import when used in this Agreement means "including, without limitation," unless the context otherwise requires or unless otherwise specified, (iv) the word "or" shall not be exclusive, (v) provisions shall apply, when appropriate, to successive events and transactions, and (vi) all references to any period of days shall be deemed to be to the relevant number of calendar days.

         (b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

         (c) For the purposes of this Agreement, a "subsidiary" of a Person means any corporation more than 50% of whose outstanding voting securities are directly or indirectly owned by such other Person.

         Section 13.12 [Reserved.]

         Section 13.13 SPECIFIC PERFORMANCE. The parties hereto each acknowledge that, in view of the uniqueness of the subject matter hereof, the parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

         Section 13.14 REMEDIES CUMULATIVE. Except as otherwise provided in
Article XI, all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. Notwithstanding the foregoing, however, no party hereto shall be liable for and no remedy under this Agreement or at law or in equity shall include, provide for or permit the payment of multiple, exemplary, punitive or consequential damages or any equitable equivalent thereof or substitute therefor, and the burden shall be on the party claiming loss to show actual loss in the amount claimed.

         Section 13.15 GOVERNING LANGUAGE. This Agreement is written in the English language, and in the event of a conflict between this Agreement and any translation thereof the English version of this Agreement shall prevail.

         [The remainder of this page has been intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf as of the date first written above.

                                       SAMSUNG ELECTRONICS CO., LTD.


                                       By: ________________________________
                                       Name: ______________________________
                                       Title: _____________________________

                                       FAIRCHILD SEMICONDUCTOR CORPORATION


                                       By: ________________________________
                                       Name: ______________________________
                                       Title: _____________________________

                     List of Omitted Schedules and Exhibits
          (This list is not a part of the Business Transfer Agreement)



SCHEDULE I        BUCHEON FACILITY

SCHEDULE II       REAL PROPERTY

SCHEDULE III      EXCLUDED ASSETS

SCHEDULE IV       SELLER PERSONS WITH KNOWLEDGE

SCHEDULE V        RETAINED LIABILITIES

SCHEDULE 2.5      ALLOCATION OF THE CONSIDERATION

SCHEDULE 3.1(b)   COMPLIANCE WITH CONTRACT AND ORDER, ETC.

SCHEDULE 3.2      FINANCIAL STATEMENTS

SCHEDULE 3.4(c)   OWNERSHIP INTEREST

SCHEDULE 3.4(f)   ZONING REGULATIONS

SCHEDULE 3.4(g)   UTILITIES

SCHEDULE 3.5(a)   ASSIGNED TECHNOLOGY

SCHEDULE 3.5(b)   SAMSUNG LICENSED IP

SCHEDULE 3.5(c)   THIRD-PARTY LICENSED IP

SCHEDULE 3.5(d)   CLAIMS

SCHEDULE 3.5(e)   OTHER INTELLECTUAL PROPERTIES

SCHEDULE 3.7      LITIGATION; ORDERS

SCHEDULE 3.8      LICENSES

SCHEDULE 3.9(i)   LABOR MATTERS

SCHEDULE 3.9(ii)  LIST OF EMPLOYEES

SCHEDULE 3.10(i)  COMPLIANCE WITH LAWS

SCHEDULE 3.10(ii) MATERIAL LICENSES ISSUED BY GOVERNMENTAL AUTHORITY

SCHEDULE 3.11     SELLER BENEFIT PLANS

SCHEDULE 3.12     MATERIAL CONTRACTS

SCHEDULE 3.15     ENVIRONMENTAL MATTERS

SCHEDULE 3.16     TAX MATTERS

SCHEDULE 5.4      CONDUCT OF BUSINESS

SCHEDULE 5.5      KEY PEOPLE

SCHEDULE 6.1      EMPLOYEES

EXHIBIT A         LIST OF INSTRUMENTS AND DOCUMENTS PROVIDED TO BUYER

EXHIBIT B         LIST OF INSTRUMENTS AND DOCUMENTS PROVIDED TO SELLER

EXHIBIT C         INTELLECTUAL PROPERTY ASSIGNMENT AND LICENSE AGREEMENT

EXHIBIT D         TRANSITIONAL SERVICES AGREEMENT

EXHIBIT E         ASSEMBLY AND TEST SERVICES AGREEMENT

EXHIBIT F         TRADEMARK LICENSE AGREEMENT

EXHIBIT G         FOUNDRY SALE AGREEMENT

EXHIBIT H         PRODUCT SUPPLY AGREEMENT

EXHIBIT I         EPI SERVICES AGREEMENT

EXHIBIT J         MASK WORKS SUPPLY AGREEMENT

EXHIBIT 2(a)(1)   PROMISSORY NOTE

EXHIBIT 2(a)(2)   LETTER AGREEMENT

EXHIBIT 6(a)      SECURITIES

EXHIBIT 6(b)      CONTRACTS

EXHIBIT 6(e)      PERMITS AND LICENSES

EXHIBIT 14        SUBCON EQUIPMENT SUMMARY